                                                                    Exhibit 10.1


                   SENIOR UNSECURED REVOLVING CREDIT AGREEMENT

                                      AMONG
                              WCI COMMUNITIES, INC.
                                   AS BORROWER

                                       AND

                               FLEET NATIONAL BANK

                                       AND

                      OTHER LENDERS WHICH ARE OR MAY BECOME
                            PARTIES TO THIS AGREEMENT

                                   AS LENDERS

                                       AND

                               FLEET NATIONAL BANK
                                  AS LEAD AGENT

                                       AND

                               WACHOVIA BANK, N.A.
                              AS SYNDICATION AGENT

                                       AND

                             FLEET SECURITIES, INC.

                                       AND

                               WACHOVIA BANK, N.A.

                              AS CO-LEAD ARRANGERS


                                   DATED AS OF

                                  JUNE 28, 2002
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                                TABLE OF CONTENTS

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                                      -i-
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                                TABLE OF CONTENTS

                                                                            Page

Section 1    DEFINITIONS AND RULES OF INTERPRETATION...........................1

Section 2    REVOLVING CREDIT FACILITY........................................20

Section 3    FEES.............................................................31

Section 4    CERTAIN GENERAL PROVISIONS.......................................32

Section 5    SECURITY; GUARANTIES; MASTER ACCOUNT.............................36

Section 6    REPRESENTATIONS AND WARRANTIES...................................37

Section 7    CONDITIONS AND EFFECTIVENESS.....................................43

Section 8    CONDITIONS TO SUBSEQUENT LOANS...................................45

Section 9    AFFIRMATIVE COVENANTS............................................46

Section 10   NEGATIVE COVENANTS...............................................52

Section 11   FINANCIAL COVENANTS..............................................61

Section 12   EVENTS OF DEFAULT; ACCELERATION; REMEDIES........................62

Section 13   SETOFF...........................................................67

Section 14   EXPENSES.........................................................67

Section 15   INDEMNIFICATION..................................................68

Section 16   SURVIVAL OF COVENANTS, ETC.......................................69

Section 17   AGENT; LEAD ARRANGER.............................................69

Section 18   ASSIGNMENT.......................................................73

Section 19   NOTICES, ETC.....................................................77

Section 20   MISCELLANEOUS....................................................79

Section 21   ENTIRE AGREEMENT, ETC............................................79

Section 22   CONSENTS, AMENDMENTS, WAIVERS, ETC...............................79

Section 23   GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE...............80

Section 24   SEVERABILITY.....................................................81

Section 25   WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS...................81

Section 26   RIGHTS OF THIRD PARTIES..........................................81

Section 27   RELATIONSHIP.....................................................82

Section 28   TIME OF THE ESSENCE..............................................82

Section 29   SUCCESSORS AND ASSIGNS...........................................82

                               TABLE OF CONTENTS

                                                                            Page

                                LIST OF SCHEDULES

Schedule 1.0          Commitments
Schedule 1.1          Subsidiaries
Schedule 1.2          Core Businesses
Schedule 1.3          Permitted Mortgages
Schedule 1.4          CDD Obligations
Schedule 6.24         Joint Venture Interests
Schedule 10.7         Pension Plans and Welfare Plans

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page

                                LIST OF EXHIBITS


Exhibit A   Form of Note

Exhibit B   Form of Advance Request

Exhibit C   Form of Letter of Credit Request

Exhibit D   Form of Borrowing Base Report

Exhibit E   Form of Compliance Certificate

Exhibit F   Form of Assignment and Acceptance

Exhibit G   Form of Swing Line Note

Exhibit H   Form of Request for Extension

Exhibit I   Form of Guaranty

                           SENIOR UNSECURED REVOLVING
                                CREDIT AGREEMENT


                  THIS SENIOR UNSECURED REVOLVING CREDIT AGREEMENT is made as of the 28th day of June, 2002, among (i) WCI COMMUNITIES, INC., a Delaware corporation, having its principal place of business at 24301 Walden Center Drive, Bonita Springs, Florida 34134 ("Borrower"); (ii) FLEET NATIONAL BANK, a national banking association, having its principal place of business at 100 Federal Street (MADE10307C), Boston, Massachusetts 02110 ("Fleet"), (iii) certain other lending institutions, as more particularly described on Schedule 1.0, as to the designation of such Lender and its Commitment, together with certain other lending institutions which may become parties hereto pursuant to
Section 18.1 (Fleet and the foregoing lending institutions are collectively referred to herein as the "Lenders" and each as a "Lender"), (iv) FLEET NATIONAL BANK, as Lead Agent for itself and the other Lenders ("Lead Agent"); (v) WACHOVIA BANK, N.A., as Syndication Agent for itself and the other Lenders ("Syndication Agent"); and (vi) FLEET SECURITIES, INC. and WACHOVIA BANK, N.A. as Co-Lead Arrangers for the Lenders (each a "Co-Lead Arranger").

                                R E C I T A L S:

                  WHEREAS, Borrower has requested that the Lenders make available to it a senior, unsecured revolving credit facility; and

                  WHEREAS, the Lenders and the Lead Agent are willing to make a senior, unsecured revolving credit facility available to the Borrower on the terms and conditions set forth in this Agreement;

                  NOW THEREFORE, in consideration of the premises and the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         Section 1 DEFINITIONS AND RULES OF INTERPRETATION.

                  Section 1.1 The following terms shall have the meanings set forth in this Section 1.1 or elsewhere in the provisions of this Agreement referred to below:

                  Adjusted Tangible Net Worth. Tangible Net Worth plus the lesser of (i) fifty percent (50%) of the outstanding balance of the Senior Subordinated Notes, (ii) $100,000,000.00 or (iii) twenty percent (20%) of Tangible Net Worth.

                  Advance. Any disbursement of loan proceeds made or to be made by Lenders pursuant to the terms of this Agreement (other than Swing Line Loans).

                  Advance Request. See Section 2.7(a).

                  Affiliate. As applied to any Person, any other Person (a) which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with that Person, or (2) which owns beneficially or of record 10% or more of the voting stock or other voting equity interests of that Person. The term "control" means the possession, directly or indirectly, of the power to cause the direction of the management and policies of a Person, whether through the ownership of voting securities or partnership interests, by contract, family relationship or otherwise.

                  Agreement. This Senior Unsecured Revolving Credit Agreement, including the Schedules and Exhibits hereto.

                  Amenities. Collectively, the golf courses, marinas, clubhouses, and swimming, tennis and other recreational facilities owned and operated by any member of the Consolidated Group.

                  Applicable Law. With respect to any Person, all laws and provisions of constitutions, statutes, rules, regulations, and orders of Governmental Authorities applicable to such Person, including, without limitation, all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

                  Applicable Margin. On any date of determination, the percentage per annum set forth in the table below for a Prime Rate Advance, LIBOR Advance, Letter of Credit Fee or a Unused Fee, as applicable, based upon the Debt Rating in effect on such date of determination as follows:


                                                                   Unused Fee                         Letter of Credit Fee
                                                                   ----------                         --------------------
                 Debt Rating       Prime
Pricing                            Rate      LIBOR          A                     B           Financial Letter   Performance Letter
 Level      S&P/Moody's           Advance   Advance   (non-usage > 60%)   (non-usage < 60%)       of Credit           of Credit
 -----      -----------           -------   -------   -----------------   -----------------       ---------           ---------
  1       less than BB-/ less       0%        2.00%        0.50%               0.375%              2.00%               1.50%
          than Ba3
  2       BB-/ Ba3                  0%        1.80%       0.375%                0.25%              1.80%               1.30%
  3       BB / Ba2                  0%        1.65%       0.375%                0.25%              1.65%               1.15%
  4       BB+ or greater/ Bal       0%        1.50%       0.30%                 0.20%              1.50%               1.00%
          or greater

If Borrower has a Debt Rating from both Rating Agencies, the less favorable to the Borrower of the two Debt Ratings shall determine the Applicable Margin for each particular item above. Borrower shall maintain a continuous Debt Rating by at least one of the Rating Agencies. Borrower shall contract with at least one of the Rating Agencies for the periodic modification and updating of its Debt Rating, and shall obtain and submit to Lead Agent an update to the Debt Rating on or before September 30 of each year during the term of this Agreement and at such other dates as Lead Agent may elect. The Applicable Margin shall be adjusted on the first Business Day after a Rating Notice Date, and Lead Agent shall provide a written statement to Borrower, with a copy to the Lenders, showing the basis for such adjustment. Lead Agent, Lenders and Borrower acknowledge that, as of the Effective Date, the Applicable Margins are as indicated in Pricing Level 2. No pricing modification pursuant to this definition shall be applicable to any existing LIBOR Advance prior to the expiration of its Interest Period. No decrease in the Applicable Margin shall occur at any time that the Default Rate is applicable.

If at any time (a) no Debt Rating shall have been issued or confirmed in writing by both of the Rating Agencies within the previous 365 days, or (b) the rating system of both of the Rating Agencies (as opposed to the Debt Rating) shall change in such a way that shall require modification of this definition, or (c) both of the Rating Agencies shall no longer perform the functions of a securities rating agency, Borrower shall then immediately notify Lead Agent of such event and Borrower and Lead Agent shall promptly negotiate in good faith to amend this Agreement with respect to the determination of the Debt Rating, and pending such amendment, the applicable Debt Rating in effect as of the date the applicable event described in this sentence occurred shall continue to apply.

                  Assignment and Acceptance. See Section 18.

                  Average Daily Non-Usage Amount. For any period of examination, the amount obtained where the numerator is the sum of the daily calculations in such period of the Revolving Credit Availability for each day in the period and the denominator is the number of days in such period.

                  Bankruptcy Code. See Section 12.1(i).

                  Borrower. See preamble.

                  Borrowing Base. At any time of determination, the sum of the following assets which shall not be encumbered by any lien or other security interest, except as provided in subparagraph (h) below:

                  (a) Sold Units. With respect to Units subject to Housing Purchase Contracts, ninety-five percent (95%) of the difference between (x) the Unit Costs incurred by a Property Owner with respect thereto and (y) the aggregate amount of all Customer Deposit Liabilities held pursuant to each such Housing Purchase Contract which may be applied to the Unit Costs; plus

                  (b) Unsold Units. With respect to Unsold Units (other than Model Units), eighty percent (80%) of the Unit Costs incurred by a Property Owner with respect thereto; provided, that Unsold Units (other than Model Units) shall be excluded from computation in the Borrowing Base under this subparagraph
(b) on and after that date which is one (1) year from the date of the issuance of a certificate of occupancy for the Unsold Unit; plus

                  (c) Model Units. With respect to Model Units, eighty percent (80%) of the Unit Costs incurred by a Property Owner with respect thereto; provided, that Model Units shall be excluded from computation in the Borrowing Base on the date which is three (3) years from the issuance of a certificate of occupancy for the Model Unit; furthermore, the maximum number of Model Units in the Borrowing Base shall be limited to two (2) Model Units for each subdivision in which Borrower is actively developing and selling Units, unless otherwise approved by Lead Agent; plus

                  (d) Finished Land Inventory. Seventy-five percent (75%) of Finished Land Inventory Book Value; provided, that there shall be excluded from this subparagraph (d) Developed Lots that are included within the Borrowing Base under any other category set forth herein and that the maximum amount of availability includable in the Borrowing Base for Developed Parcels shall be $150,000,000.00; plus

                  (e) Amenities. With respect to Amenities operated as Equity Clubs and Non-Equity Clubs, seventy-five percent (75%) of the difference of the actual cost of the Amenities less the portion of such costs allocated on a pro rata basis to sold memberships and sold marina slips; and with respect to Operating Amenities, seventy-five percent (75%) of the cost basis thereof; plus

                  (f) Land Development Work in Process. With respect to improvements made by a Property Owner to Developable Land not covered by (a),
(b), (c) or (d) above, sixty-five percent (65%) of the Developed Lot Costs of improvements made by a Property Owner to such Developable Land and sixty-five percent (65%) of the Developable Land Book Value of the Developable Land subject to such improvements; plus

                  (g) Eligible Joint Ventures. Sixty-five percent (65%) of the amount of capital contributed by a member of the Consolidated Group to an Eligible Joint Venture for which Borrower has provided to Lead Agent evidence satisfactory to Lead Agent of the amount of capital contributed; provided, that the maximum amount of availability includable in the Borrowing Base under this category shall be $20,000,000.00; plus

                  (h) Unimproved Developable Land. With respect to Developable Land where improvements have not commenced and which is not covered by any other category in the Borrowing Base, thirty-five (35%) of the difference of (i) Developable Land Book Value minus (ii) the amount of CDD Obligations and Permitted Mortgages applicable to such Developable Land; provided, that the maximum amount of availability includable in the Borrowing Base amount under this category shall be $50,000,000.00;

                  provided, however, that:

                           (i) the cost basis for any Borrowing Base asset shall
not exceed its net realizable value determined in accordance with generally accepted accounting principles and with respect to any Borrowing Base category (other than (g) above) on a Project basis as to such category and as to (g) on an asset by asset basis;

                           (ii) for purposes of the cost calculations in the
Borrowing Base, capitalized costs such as corporate general and administrative costs and marketing costs shall be excluded;

                           (iii) capitalized interest and taxes shall be
allocated to the appropriate categories in the Borrowing Base, then the applicable advance rate percentages shall be applied; the aggregate amount of capitalized interest and taxes included in the Borrowing Base shall be limited to ten percent (10%) of the total Borrowing Base (for example, if the total Borrowing Base is $400,000,000.00, the aggregate amount of capitalized interest and taxes included in the Borrowing Base shall not exceed $40,000,000.00); and

                           (iv) Construction Projects financed by Construction
Loans shall not be included in the Borrowing Base until such time as they become unencumbered.

                  Borrowing Base Availability. As of any date of determination, the sum of (a) the Borrowing Base minus (b) the Outstanding Loans minus (c) the Letters of Credit Exposure minus (d) the outstanding principal amount of any Senior Subordinated Notes having a maturity date of less than one year from such date of determination of the Borrowing Base Availability minus (e) the outstanding principal amount of any Senior Notes.

                  Borrowing Base Report. A report with respect to the Borrowing Base in the form attached hereto as Exhibit D.

                  Business Day. Any day other than a Saturday, Sunday, or other day on which commercial banks in Boston, Massachusetts are authorized or required to close under the laws of Massachusetts, the laws of the United States of America, and if the applicable day relates to a LIBOR Advance or an interest period for a LIBOR Advance, the day on which dealings in U.S. Dollar deposits are also carried on in the London interbank market and banks are open for business in London.

                  CDD. Any Community Development District applicable to any of the Properties.

                  CDD Obligations. The obligations of a Property Owner incurred with respect to Community Development Districts and which are reflected as a liability on the balance sheet of Borrower as required by generally accepted accounting principles, including those financial obligations set forth on
Schedule 1.4.

                  CERCLA. See Section 6.21.

                  Change of Control. The occurrence of any of the following:

                  (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Borrower or the Consolidated Group taken as a whole to any Person, provided that a transaction where the holders of all classes of capital stock or equity interests in Borrower immediately prior to such transaction own directly or indirectly 50% or more of all classes of capital stock or equity interests in such Person immediately after such transaction shall not be a Change of Control;

                  (b) the adoption of a plan relating to the liquidation or dissolution of Borrower;

                  (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of Borrower; or

                  (d) the first day on which a majority of the members of the board of directors of Borrower are not Continuing Directors.

                  CILP. Communities Investors Limited Partnership, a Delaware limited partnership.

                  Closing Date. June 28, 2002.

                  Clubs. Collectively, Equity Clubs and Non-Equity Clubs.

                  Co-Lead Arrangers. See preamble.

                  Code. The Internal Revenue Code of 1986, as amended and in effect from time to time. To the extent that reference is made to any particular Section of the Code, such reference shall be, where the context so admits, to any corresponding provisions of any succeeding law.

                  Commitment. With respect to each Lender, the obligation to make Advances to Borrower under this Agreement up to the amount set forth on
Schedule 1.0 as the amount of such Lender's Commitment to make Advances to Borrower, as the same may be reduced from time to time or increased pursuant to
Section 2.3.

                  Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1.0 as such Lender's percentage of the Total Commitment.

                  Compliance Certificate. See Section 9.4(c).

                  Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of Borrower and its Subsidiaries, consolidated in accordance with generally accepted accounting principles.

                  Consolidated Group. Collectively, Borrower and its
Subsidiaries.

                  Construction Lenders. One or more of the Lenders or other financial institutions making Construction Loans.

                  Construction Loan Agreements. The construction loan agreements evidencing the Construction Loans.

                  Construction Loans. The loans made outside this Agreement for the purpose of financing the construction and development of Construction Projects.

                  Construction Projects. The multi-family residential condominium projects having Hard Costs of $10,000,000.00 or more.

                  Continuing Directors. As of any date of determination, any member of the board of directors of Borrower who:

                  (a) was a member of such board of directors on the date of this Agreement; or

                  (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

                  Core Businesses. The businesses of the Consolidated Group set forth on Schedule 1.2.

                  Customer Deposit Liabilities. Collectively, the escrow deposits, down payments or earnest money deposited by purchasers pursuant to Housing Purchase Contracts.

                  Debt Rating. As of any date of determination by a Rating Agency, (a) the rating of the Obligations under this Agreement, or (b) if such Rating Agency does not publicly announce the rating described in clause (a) above, such Rating Agency's rating of Borrower's non-credit-enhanced, senior unsecured long-term debt, or (c) if such Rating Agency does not publicly announce either of the ratings described in clauses (a) or (b) above, such Rating Agency's publicly announced corporate rating of Borrower.

                  Default. Any event or condition which but for the giving of notice or the lapse of time or both would constitute an Event of Default.

                  Default Rate. See Section 4.3.

                  Delinquent Lender. See Section 17.5(c).

                  Depository. See Section 5.3.

                  Depository Account. See Section 5.3.

                  Developable Land. All Properties (a) on which Units and Developed Lots may then be constructed or developed under Applicable Laws and regulations, (b) its intended use for a Project is permissible under the applicable regional plan, development agreement or applicable zoning, all of which have Vested status, and (c) the environmental or regional impact report for the intended use, if required, is Vested, but specifically excluding any land on which a Property Owner and Lead Agent reasonably agree that development is restricted under federal or state wetlands protection or other Environmental Laws. Notwithstanding the foregoing provisions of this definition, Unentitled Land which is both (i) contiguous to Developable Land and (ii) an integral part of the overall development of such Developable Land as evidenced by a comprehensive plan including such Unentitled Land approved by the applicable Governmental Authority, may be included in the Borrowing Base as Developable Land once approved by Lead Agent.

                  Developable Land Book Value. The acquisition cost of a parcel of Developable Land.

                  Developed Lots. Each of the platted subdivided lots and the Horizontal Improvements thereon located on Developable Land and which, under Applicable Laws and regulations, may be utilized as the site for a Unit, high-rise condominium or multi-family facility including specifically those lots
(a) that are ready for construction of a Unit, high-rise condominium or multi-family facility and for which a building permit would then be issued to a Property Owner if applied for, (b) with construction of Units underway thereon or (c) with fully constructed Units situated thereon, but excluding lots under development that are not yet ready for construction of Units thereon.

                  Developed Lot Book Value. The cost of each Developed Lot determined by allocating the acquisition cost and Developed Lot Costs of each Project (or parcel of land located therein) among the lots and other land (such as commercial, industrial, Amenities, etc.) located therein, which allocation shall exclude any marketing and corporate general and administrative expenses.

                  Developed Lot Costs. The amount of actual costs incurred by a Property Owner in connection with the development of Developable Land and Developed Lot, but excluding therefrom: (i) costs incurred for the construction of Units and (ii) marketing, corporate general and administrative costs and other costs not directly attributable to design, site improvement, and construction of infrastructure on Developable Land and Developed Lots.

                  Developed Parcels. Properties zoned either PUD, residential or commercial and on which all Horizontal Improvements have been completed in sufficient capacity to service the permitted use and density for such Developed Parcel under applicable zoning and in accordance with requirements of Governmental Authority.

                  Developed Parcel Book Value. The sum of the Developed Parcel Costs attributable to such Developed Parcel plus the cost of each Developed Parcel determined by allocating the acquisition cost and land development costs of each Project among the Developed Parcel and the other property included from time to time in the Project. The allocation shall exclude any marketing and corporate general and administrative expenses.

                  Developed Parcel Costs. The amount of actual costs incurred by a Property Owner in connection with the development of Developed Parcels (including Horizontal Improvements).

                  Direct Costs. With respect to the construction of any condominium development, the costs of land at Fair Market Value plus the actual or projected costs of personal property, and all labor, materials, fixtures, machinery and equipment required to construct, equip and complete the improvements in accordance with the plans and specifications therefor.

                  Distribution. Any of the following: (a) the payment by any Person of any distributions or other payments to its shareholders, partners or members; (b) the declaration or payment of any dividend on or in respect of shares of any class of capital stock of, or partnership or membership interest in, any Person; (c) the purchase or other retirement of any shares of any class of capital stock of, or partnership or membership interest in, any Person, directly or indirectly through a Subsidiary or otherwise; (d) the return of capital by any Person to its shareholders, partners or members; (e) any other payment on or in respect of any shares of any class of capital stock of, or partnership or membership interest in, any Person.

                  Drawdown Date. The date on which any Advance or Swing Line Loan is made available to Borrower pursuant to the provisions hereof, and the date on which any Advance is converted or continued in accordance with Section 2.7(d).

                  EBITDA. For any period, on a consolidated basis for the Consolidated Group, the sum of the amounts for such period of (i) Net Income, plus (ii) charges against income for foreign, federal, state and local taxes, plus (iii) Interest Expense, plus (iv) depreciation, plus (v) amortization expenses, including, without limitation, amortization of goodwill and other intangible assets and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or exceeds the amount of such accrual or reserved expense in the current period) and amortization of deferred compensation expense, plus (vi) extraordinary losses, minus (vii) extraordinary gains minus (viii) non-cash items increasing such Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with generally accepted accounting principles.

                  Effective Date. The date upon which this Agreement shall become effective pursuant to Section 7.

                  Eligible Assignee. Any of (a) a commercial bank organized under the laws of the United States, any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000.00; (b) a savings and loan association or savings bank organized under the laws of the United States, any State thereof or the District of Columbia, and having a net worth of at least $100,000,000.00, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000.00, provided that such bank has a branch or agency in the United States and is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD, (e) the then existing Lenders, and (f) other lending institutions or entities reasonably acceptable to Lead Agent and, so long as no Default or Event of Default has occurred and is continuing, Borrower.

                  Eligible Joint Venture. A Joint Venture which meets all of the following criteria: (i) the Joint Venture is the owner of an asset which qualifies for inclusion in the Borrowing Base and is consistent with the Core Businesses; (ii) the interest of the member of the Consolidated Group in the Joint Venture is unencumbered by any lien or security interest; (iii) all of the assets of the Joint Venture are unencumbered (excluding liens to secure CDD Obligations); and (iv) the member of the Consolidated Group holding the interest in the Joint Venture has satisfied such other requirements as Lead Agent may require to permit the inclusion of the investment in such Joint Venture in the Borrowing Base.

                  Environmental Laws. See Section 6.21(a).

                  EPA. See Section 6.21(b).

                  Equity Clubs. Amenities in which the members hold an equity ownership stake.

                  Equity Offering. The issuance and sale by any member of the Consolidated Group of any partnership or member interests or equity securities of such member of the Consolidated Group to investors.

                  ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

                  Event of Default. See Section 12.1.

                  Existing Environmental Matters. Those certain existing material environmental matters affecting portions of the Properties as identified on the separate certification of the Borrower dated of even date herewith.

                  Fair Market Value. The price a willing buyer would pay to a willing seller in an arm's length transaction with neither party being under a compulsion to act.

                  Fee and Expense Agreement. The Fee and Expense Agreement between Fleet and Borrower dated of even date herewith.

                  Fees. Collectively, all fees due and payable to any of Fleet, Lead Agent, Lead Arranger, or Lenders under this Agreement, including the Origination Fee, Unused Fee, Lead Agent's Fee, Letter of Credit Fee and other amounts due and payable under Section 3.

                  Financial Letters of Credit. Any letters of credit issued pursuant to Section 2.9 other than Performance Letters of Credit.

                  Financial Statements. See Section 9.4.

                  Financial Covenants. The covenants set forth in Section 9.7(b), 10.3(i), 10.4(a), 10.5, 10.10(b) and 11.

                  Finished Land Inventory. Collectively, Developed Lots and Developed Parcels.

                  Finished Land Inventory Book Value. Collectively, the sum of Developed Lot Book Value and Developed Parcel Book Value.

                  Fiscal Quarter. The fiscal quarter of Borrower consisting of a three (3) month fiscal period ending on each March 31, June 30, September 30 and December 31 of each Fiscal Year.

                  Fiscal Year. The fiscal year of Borrower consisting of a twelve (12) month fiscal period ending on each December 31.

                  Fixed Charges. For any period, the sum of Interest Incurred and any regularly scheduled amortization payments on the Total Debt, but excluding (i) balloon payments, (ii) interest on Construction Loans covered by an interest reserve, and (iii) amortization payments on CDD Obligations.

                  Fleet. See preamble.

                  Generally Accepted Accounting Principles or generally accepted accounting principles. In general, principles which are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successor organizations) and (b) such that certified public accountants would, insofar as the use of accounting principles is pertinent, be in a position to deliver an unqualified opinion as to the financial statements in which such principles have been properly applied; provided that if any changes in generally accepted accounting principles with which the independent certified accountants of Borrower concur result in a change in the basis of calculating any of the Financial Covenants, standards or terms contained in this Agreement, Borrower and Lead Agent agree to amend such covenant calculations, standards or terms to reflect such changes in generally accepted accounting principles so that the criteria for evaluating the financial condition of Borrower shall be the same after such changes as if such changes had not been made.

                  Governmental Authority. Any international, foreign, federal, state, county or municipal government, or political subdivision thereof; any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body; or any court or administrative tribunal.

                  Guaranty. See Section 5.2.

                  Hard Costs. With respect to the construction of any condominium development, Direct Costs less the cost of land at Fair Market Value and the amount of any contingency reserve in the construction budget for such condominium development.

                  Hazardous Substances. See Section 6.21(b).

                  Horizontal Improvements. All utilities, including water and sewer, located on real property together with a dedicated roadway built in material compliance with applicable governmental regulations, all over rights-of-way dedicated to the applicable Governmental Authority and any private roadways otherwise built by the Property Owners in compliance with and permitted under all Applicable Laws.

                  Housing Purchase Contract. Any legal, valid, binding and enforceable written agreement for the sale of individual Units or Developed Lots to any bona-fide purchaser entered into by a Property Owner in the ordinary course of its business with customary terms and conditions and that provides for a cash down payment of not less than the greater of $5,000.00 or such amount that is customary in the local market.

                  Increasing Lender. See Section 2.3.

                  Indebtedness. Without duplication, with respect to any Person
(i) indebtedness or liability for borrowed money, including, without limitation, subordinated indebtedness; (ii) obligations evidenced by bonds, debentures, notes, or other similar instruments; (iii) obligations for the deferred purchase price of property or services, provided, however, that Indebtedness shall not include obligations with respect to options to purchase real property that have not been exercised; (iv) obligations as lessee under capital leases to the extent that the same would, in accordance with generally accepted accounting principles, appear as liabilities in such Person's consolidated balance sheet;
(v) current liabilities in respect of unfunded vested benefits under Pension Plans and Welfare Plans and incurred withdrawal liability under any Multi-employer Plan; (vi) reimbursement obligations under letters of credit (including contingent obligations with respect to letters of credit not yet drawn upon); (vii) obligations under acceptance facilities; (viii) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any other Person, or otherwise to assure a creditor against loss; (ix) obligations secured by any liens on any property of such Person, whether or not the obligations have been assumed; and (x) net liabilities under interest rate swap, exchange or cap agreements (valued as the termination value thereof, computed in accordance with a method approved by the International Swaps and Derivatives Association and agreed to by such Person in the applicable agreement). Indebtedness shall not include trade accounts payable and accruals incurred in the ordinary course of business and performance letters of credit, payment and performance bonds and other performance obligations and guaranties with respect thereto. The amount of any condominium assurance bonds, as permitted by Section 10.1(k) below, shall be equal to the amount of Customer Deposit Liabilities in accordance with generally accepted accounting principles.

                  Interest Expense. With respect to any period, the sum of (a) all charges for such period that are considered interest expense under generally accepted accounting principles including amortization of previously capitalized interest, plus (b) the portion of rent paid by the Consolidated Group (without duplication) for that fiscal period under capital lease obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13, in each case determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied.

                  Interest Incurred. For any period, the total interest paid or accrued by the Consolidated Group (including the interest component of any capital leases and excluding fees paid in connection with the closing under this Agreement or thereafter and excluding interest or fees payable under the Construction Loans to the extent drawn under the Construction Loans).

                  Interest Payment Date. As to each Prime Rate Advance or Swing Line Loan, the first day of each calendar month after the making of such Loan, and with respect to each LIBOR Advance, the last day of the applicable Interest Period therefor.

                  Interest Period. With respect to each LIBOR Advance:

                  (a) initially, the period commencing on the Drawdown Date of such LIBOR Advance and ending one (1), two (2) or three (3) months thereafter, as the case may be, as determined in accordance with the provisions of this Agreement; and

                  (b) thereafter, each subsequent Interest Period for such LIBOR Advance shall begin on the last day of the preceding Interest Period for such Advance and shall end one (1), two (2) or three (3) months thereafter as Borrower may select pursuant to Section 2.7(d) of this Agreement.

The number of days in each Interest Period and the particular day on which each Interest Period ends and the next begins shall be fixed by Lead Agent in accordance with Lead Agent's generally accepted practice in the applicable London interbank market; provided that (A) any Interest Period which would otherwise end on a day which is not a Business Day shall end and the next Interest Period shall commence on the next succeeding day which is a Business Day as determined conclusively by Lead Agent in accordance with its then current practice in the applicable London interbank market, and (B) no Interest Period for a LIBOR Advance shall end after the Maturity Date.

                  Investment. With respect to any Person, any loan, advance, extension of credit (other than accounts receivable arising in the ordinary course of business), or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership, joint venture or limited liability company interests, notes, debentures or other securities of any other Person made by such Person.

                  Investor Equity. As of the date of determination, and with respect to any Person, the consolidated partners', members' or shareholders' equity of the Person as of that date determined in accordance with generally accepted accounting principles.

                  IRS. The Internal Revenue Service.

                  Issuing Bank. Either Fleet or any other Lender, as selected by Borrower and approved by Lead Agent.

                  Joint Venture. Any Person (other than a Subsidiary) in which Borrower or any other member of the Consolidated Group holds any stock, partnership interest, joint venture interest, limited liability company interest or other equity interest.

                  Lead Agent. See preamble.

                  Lead Agent's Fee. See Section 3.3.

                  Lead Agent's Head Office. Lead Agent's head office located at 100 Federal Street (MADE10307C), Boston, Massachusetts 02110, Attn: Real Estate Division, or at such other location as Lead Agent may designate from time to time.

                  Lead Arranger. See preamble.

                  Lenders. Fleet and the other lending institutions listed on
Schedule 1.0 and any other Person who becomes an assignee of any rights of a Lender pursuant to Section 18.

                  Letters of Credit. Collectively, Financial Letters of Credit and Performance Letters of Credit.

                  Letters of Credit Exposure. The maximum aggregate amount from time to time which the beneficiaries may draw under outstanding Letters of Credit, as the same may be reduced from time to time pursuant to the terms of the Letters of Credit.

                  Letter of Credit Fee. See Section 3.4.

                  Letter of Credit Request. See Section 2.9(a).

                  LIBOR. As applicable to any LIBOR Advance, the rate per annum as determined on the basis of the offered rates for deposits in U.S. Dollars, for a period of time comparable to the Interest Period for such LIBOR Advance which appears on page 3750 of the Dow Jones Market Services (f/k/a Telerate News Services) as of 11:00 a.m. London time on the day that is two London Business Days preceding the first day of the Interest Period for such LIBOR Advance, provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in U.S. Dollars for a period of time comparable to the Interest Period for such LIBOR Advance which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) London Business Days preceding the first day of such LIBOR Advance as selected by Lead Agent. The principal London office of each of such four major banks will be requested to provide a quotation of its U.S. Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. Dollars to leading European banks for a period of time comparable to the Interest Period for such LIBOR Advance offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two London Business Days preceding the first day of such LIBOR Advance. In the event that Lead Agent is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a LIBOR Advance cannot be determined. In such event, the Advance shall bear interest at the Prime Rate. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of any Lender, then for any period during which such Reserve Percentage shall apply, LIBOR with respect to Advances owing to such Lender shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

                  LIBOR Advance. Any Advance or portion of any Advance which bears interest by reference to LIBOR.

                  Loan or Loans. Individually, or collectively, as the case may be, the Advances and Swing Line Loans made or to be made to Borrower contemplated by this Agreement, and amounts drawn under a Letter of Credit as provided in Section 2.9(e).

                  Loan Account. See Section 2.5.

                  Loan Documents. Collectively, this Agreement, the Notes, the Swing Line Note, the Guaranties and any and all other agreements, instruments or documents now or hereafter evidencing, securing or relating to the Obligations, as they may be modified or amended from time to time.

                  Majority Lenders. As of any date of determination prior to termination of the Total Commitment, Lenders whose aggregate Commitment Percentages constitute more than fifty percent (50%) of the Total Commitment. As of any date of determination occurring after the termination of the Total Commitment, Lenders holding more than fifty percent (50%) of the sum of the Outstanding Loans and the Letters of Credit Exposure.

                  Master Account. See Section 5.3.

                  Maturity Date. June 30, 2005, or such earlier date as the Obligations are accelerated or the Commitments are terminated pursuant to the terms hereof, subject to extension as provided in Section 2.10.

                  Maximum Revolver Amount. At any time, an amount equal to the lesser of (i) the Borrowing Base minus (a) the outstanding principal amount of any Senior Subordinated Notes having a maturity date of less than one year from such time of determination minus (b) the outstanding principal amount of any Senior Notes, and (ii) the Total Commitment.

                  Model Units. The Unsold Units designated from time to time by Borrower as dedicated for prospective sales display.

                  Multi-employer Plan. See Section 6.14(b).

                  Net Income. For any period, the consolidated net income (or consolidated net deficit) of the Consolidated Group determined in accordance with generally accepted accounting principles calculated in a consistent manner.

                  Non-Equity Clubs. Amenities in which the members own a non-equity ownership stake.

                  Net Worth. The excess of Total Assets over Total Liabilities.

                  Notes. See Section 2.4.

                  Obligations. All Indebtedness, obligations and liabilities of the Consolidated Group to any of Lenders and Lead Agent, individually or collectively, existing on the date of this Agreement or arising hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, now or hereafter owing or incurred, arising under or in connection with this Agreement, the other Loan Documents or in respect of the Loans, including, without limitation, any obligation to pay the Fees, and amounts due under Section 4.7, Section 4.8,
Section 4.9, and Section 14, and including interest and fees that accrue after the commencement by or against any member of the Consolidated Group of any proceeding under the Bankruptcy Code or other similar law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

                  OECD. Organization for Economic Cooperation and Development.

                  Operating Amenities. Amenities owned and operated by a member of the Consolidated Group, which are not Equity Clubs or Non-Equity Clubs.

                  Origination Fee. See Section 3.1.

                  Outstanding Loans. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

                  Pension Plan. Each pension plan (as defined in Section 3(2) of ERISA) established or assumed or maintained, or to which contributions are made by any member of the Consolidated Group or any Person which is a member of the same controlled group, or under common control (within the meaning of Section 414(b) or (c) of the Code or Section 4001(b)(l) of ERISA) with any of the foregoing.

                  Performance Letters of Credit. Any letters of credit issued pursuant to Section 2.9: (a) on behalf of a Person in favor of a Governmental Authority, including, without limitation, any utility, water or sewer authority, or other similar entity, for the purpose of assuring such Governmental Authority that such Person or an Affiliate of such Person will properly and timely complete work it has agreed to perform for the benefit of such Governmental Authority; (b) in lieu of cash deposits, including, without limitation, to obtain a license, in place of a utility deposit; or (c) in lieu of other contract performance, including, without limitation, bid and performance bonds.

                  Permitted Liens. Mortgages, pledges, security interests and other liens and encumbrances permitted to exist on the property of a member of the Consolidated Group pursuant to Section 10.2.

                  Permitted Mortgages. The existing, prior first in priority mortgages affecting portions of the Properties which are more particularly described on Schedule 1.3, and those first in priority mortgages permitted to be entered into by a Property Owner pursuant to Section 10.2(k) and to secure Construction Loans in accordance with Section 9.7(c).

                  Person. Any individual, corporation, limited liability company, association, partnership, trust, unincorporated association, business, or other legal entity, and any government or any Governmental Authority or political subdivision thereof.

                  Pricewaterhouse. PricewaterhouseCoopers, LLP or such other nationally recognized accounting firm selected by Borrower and approved by Lead Agent.

                  Prime Rate. A variable per annum rate of interest so designated from time to time by Lead Agent at Lead Agent's Head Office as its "prime rate." The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Changes in the rate of interest resulting from changes in the Prime Rate shall take place immediately without notice or demand of any kind.

                  Prime Rate Advance. Any Advance or portion of any Advance which bears interest by reference to at the Prime Rate.

                  Projects. One or more of the properties, including without limitation, communities, condominium projects, and single and multi-family developments, being owned and developed by one or more of the Property Owners from time to time.

                  Property. The land including any improvements situated thereon (including, without limitation, all Developable Land, Amenities, Developed Lots, Developed Parcels and Units, completed or under construction) owned or acquired by a Property Owner from time to time.

                  Property Owners. Borrower and such other members of the Consolidated Group as shall now or hereafter own Properties.

                  Qualified Condominium Unit. A unit of a Construction Project which is encumbered by a first in priority lien or security interest in favor of a Construction Lender.

                  RCRA. See Section 6.21.

                  Rating Agencies. Standard & Poor's Corporation and Moody's Investors Services, Inc.

                  Rating Notice. See Section 9.4(i).

                  Rating Notice Date. The earlier of (a) the date a Rating Notice is received by Lead Agent, or (b) the date Lead Agent, having received actual notice of a change by the Rating Agency of the Debt Rating, sends a same-day notice to Borrower and each Lender of such change, provided that nothing contained herein shall imply any obligation of the Lead Agent to monitor such rating changes.

                  Reemployment Period. See Section 4.9.

                  Register. See Section 18.3.

                  Reimbursement Agreements. The applications made and agreements entered into between the Issuing Bank and Borrower, on the Issuing Bank's customary form, relating to the Letters of Credit.

                  Required Lenders. As of any date of determination prior to termination of the Total Commitment, Lenders whose aggregate Commitment Percentages constitute at least sixty-six and two-thirds percent (66 2/3%) of the Total Commitment. As of any date of determination occurring after the termination of the Total Commitment, Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the sum of the Outstanding Loans and the Letters of Credit Exposure.

                  Reserve Percentage. As of any date, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against "Euro-currency Liabilities" as defined in Regulation D.

                  Restricted Cash. All cash of the Consolidated Group allocated for expenditure or Distribution or held as Customer Deposit Liabilities or otherwise characterized as a deposit (less that portion of Customer Deposit Liabilities used for construction costs).

                  Revolving Credit Availability. As of any date, the Total Commitment minus the Outstanding Loans minus the Letters of Credit Exposure.

                  SEC. The Securities and Exchange Commission.

                  Senior Notes. Such senior unsecured notes as may be issued by the Borrower or another member of the Consolidated Group in accordance with the provisions of Section 10.9, and any and all amendments, restatements, renewals, extensions, consolidations or other modifications thereof in accordance with the requirements of Section 10.9.

                  Senior Subordinated Notes. Collectively, the Senior Subordinated Notes issued as of February 20, 2001 in the aggregate principal amount of $350,000,000.00 due February 15, 2011, the additional Senior Subordinated Notes issued as of April 18, 2002, in the aggregate principal amount of $200,000,000.00 due May 1, 2012, and any other issuances of senior subordinated notes in accordance with the requirements of Section 10.8, all as the same may be amended, restated, renewed, extended, consolidated or otherwise modified in accordance with the requirements of Section 10.8.

                  Subsequent Lender. See Section 2.3.

                  Subsidiary. Any corporation, limited liability company, limited partnership, general partnership, association, trust, or other business entity, a majority of the outstanding voting power of which is owned or controlled directly or indirectly by Borrower or one or more other Subsidiaries of Borrower (or any combination thereof). Notwithstanding the foregoing, the term "Subsidiary" shall not include any entity to the extent the Borrower does not consolidate its interest in any such entity in its consolidated financial statements prepared in accordance with generally accepted accounting principles. Notwithstanding the immediately preceding sentence, not-for-profit golf clubs and common interest realty associations that do not guarantee the Obligations hereunder are not Subsidiaries.

                  Sun City Center Golf. Sun City Center Golf Properties, Inc., a Delaware corporation.

                  Sun City Center Lease Intangible. The amount by which the value of the Kings Point Recreation operations which are part of the Amenities owned and operated by Sun City Center Golf exceeds the related real estate assets associated with the Sun City Center lease.

                  Swing Line Loans. See Section 2.11(a).

                  Swing Line Bank. Fleet, in its individual capacity.

                  Swing Line Commitment. $15,000,000.00, as the same may be changed from time to time in accordance with the terms of this Agreement.

                  Swing Line Note. See Section 2.11(b).

                  Swing Line Rate. At any time, a per annum rate equal to the Prime Rate less three-fourths of one percent (0.75%).

                  Syndication Agent. See preamble.

                  Tangible Net Worth. Net Worth less the net book value (after deducting reserves applicable thereto) of all of the intangible assets of the Consolidated Group. Intangible assets shall be determined in accordance with generally accepted accounting principles and shall exclude all deferred financing costs, deferred tax assets, and the Sun City Center Lease Intangible.

                  Total Assets. All consolidated assets of the Consolidated Group determined in accordance with generally accepted accounting principles.

                  Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time. As of the Effective Date, the Total Commitment is $350,000,000.00, provided that the Total Commitment may increase up to a maximum of $425,000,000.00 as more particularly described in Section 2.3.

                  Total Debt. At any time, the sum of all Indebtedness of the members of the Consolidated Group, including, without limitation or duplication, the Outstanding Loans, the Letters of Credit Exposure, Construction Loans, Senior Notes, Senior Subordinated Notes and any purchase money loans, plus CDD Obligations plus Customer Deposit Liabilities as shown on the Borrower's financial statements in accordance with generally accepted accounting principles, less Restricted Cash related to such Customer Deposit Liabilities.

                  Total Enterprise Value. With respect to any merger, consolidation or stock acquisition, the sum of the market value of the equity interests in the target entity acquired in such transaction, plus Indebtedness of the target entity acquired in such transaction, less Unrestricted Cash of the target entity acquired in such transaction.

                  Total Liabilities. All consolidated liabilities of the Consolidated Group which are properly accounted for as such in accordance with generally accepted accounting principles.

                  Type or type. As to any Advance or portion thereof, its nature as a Prime Rate Advance or a LIBOR Advance.

                  Unentitled Land. Any land in which no improvements have been made and which requires appropriate approval, permitting and zoning under Applicable Laws and regulations before the land may be developed.

                  Unfunded Completion Costs. With respect to any Construction Project financed under this Agreement pursuant to Section 9.7(b), the remaining Hard Costs necessary to complete the Construction Project less the aggregate Customer Deposit Liabilities deposited or to be deposited with respect to the Construction Project which may be applied to the costs of construction in accordance with applicable law.

                  Unit Costs. The Developed Lot Book Value on which Units (completed or under construction) are situated plus the cost of the construction of vertical improvements.

                  Units. The single-family or multi-family residences, whether completed or under construction, owned and held by the Consolidated Group for sale in the ordinary course of business, and in which the rights of ownership and occupancy are to be sold other than on a time-sharing or periodic basis.

                  Unrestricted Cash. All cash of the Consolidated Group which is not Restricted Cash.

                  Unsold Unit. A Unit with respect to which construction has begun (measured by the commencement of the construction of vertical improvements beyond the foundation) and for which a Housing Purchase Contract has not been entered into.

                  Unused Fee. See Section 3.2.

                  Vested. As to any permit, license, zoning ordinance or rights thereunder, grant of rights under an order of development of regional impact, or any other governmental entitlement, the status wherein such governmental right has been granted in accordance with all applicable governmental regulations, and all appeal periods have expired with respect to such grant or issuance.

                  Welfare Plan. See Section 6.14(b).

                  Section 1.2 Rules of Interpretation.

                  (a) A reference to any agreement, budget, document or schedule shall include such agreement, budget, document or schedule as revised, amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

                  (b) The singular includes the plural, and the plural includes the singular.

                  (c) A reference to any law includes any amendment or modification to such law, and all rules and statutory regulations supplementing or interpreting such law.

                  (d) A reference to any Person includes its permitted successors and permitted assigns.

                  (e) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

                  (f) The words "include," "includes" and "including" are not limiting.

                  (g) The words "approval" and "approved," as the context so determines, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

                  (h) Reference to a particular "Section" refers to that section of this Agreement unless otherwise indicated.

                  (i) The words "herein," "hereof," "hereunder" and words of like import shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement.

         Section 2 REVOLVING CREDIT FACILITY.

                  Section 2.1 Commitment to Lend and Borrower's Promise to Pay. Subject to the terms and conditions set forth in this Agreement, each of the Lenders, each to their respective Commitment, severally agrees to lend to Borrower and Borrower may borrow, prepay, and reborrow from time to time between the Effective Date and the Maturity Date, upon notice to

Lead Agent given in accordance with Section 2.7(a), such amounts as may be requested by Borrower, provided, however, that the sum of (a) the Outstanding Loans (after giving effect to all amounts requested and including Swing Line Loans), plus (b) the Letters of Credit Exposure, plus (c) the Unfunded Completion Costs shall not at any time exceed the Maximum Revolver Amount. The Advances shall be made pro rata in accordance with each Lender's Commitment Percentage. Each request for an Advance hereunder shall constitute a representation by Borrower that the applicable conditions set forth in Section 7, in the case of the initial request made on the Effective Date, and Section 8, in the case of all other requests, have been satisfied on the date of such request. The Commitments shall terminate, and the Loans shall mature and become due and payable on the Maturity Date. Borrower agrees to pay all Obligations on the Maturity Date.

                  Section 2.2 Optional Reduction of Commitments. Borrower may, at its option, upon three (3) Business Days advance notice to Lead Agent, reduce by $5,000,000.00 or an integral multiple of $500,000.00 in excess thereof or terminate entirely the unborrowed portion of the Total Commitment. Upon the effective date of any such termination, Borrower agrees to pay to Lead Agent, for the accounts of Lenders, the full amount of any accrued and unpaid Unused Fee and Lead Agent's Fee on the amount of the Commitment so terminated. Upon and after any such pro rata or complete termination, the Commitments and Commitment Percentages shall be adjusted accordingly, and no such Commitment or portion thereof so terminated may be reinstated. In addition, the Swing Line Commitment and the sublimit for Letters of Credit described in Section 2.9(a) shall be reduced in proportion to the percentage reduction in the Total Commitment.

                  Section 2.3 Increase in Total Commitment. At any time prior to the last twelve (12) months of the term of this Agreement, as same may be extended pursuant to Section 2.10, Lead Agent may in its discretion (which discretion shall not be arbitrarily or unreasonably exercised so long as the conditions set forth below are satisfied), from time to time at the request of the Borrower, increase the Total Commitment by (i) admitting additional Lenders hereunder (each a "Subsequent Lender"), or (ii) increasing the Commitment of any Lender (each an "Increasing Lender"), subject to the following conditions:

                  (a) each Subsequent Lender is an Eligible Assignee;

                  (b) the Borrower executes (i) a new Note payable to the order of each Subsequent Lender, or (ii) a replacement Note payable to the order of each Increasing Lender for the full amount of such Increasing Lender's new Commitment;

                  (c) each Subsequent Lender executes and delivers to Lead Agent a signature page to this Agreement;

                  (d) after giving effect to the admission of any Subsequent Lender or the increase in the Commitment of any Increasing Lender, the Total Commitment does not exceed $425,000,000.00;

                  (e) each increase in the Total Commitment shall be in the amount of at least $10,000,000.00 for Subsequent Lenders, or at least $5,000,000.00 for Increasing Lenders, or, in either case, a greater integral multiple of $5,000,000.00;

                  (f) no admission of any Subsequent Lender shall increase the Commitment of any existing Lender without the written consent of such Lender;

                  (g) no Default or Event of Default exists or will result from such increase; and

                  (h) no Lender shall be an Increasing Lender without the prior written consent of such Lender.

After adding the Commitment of any Increasing Lender or Subsequent Lender, Lead Agent shall promptly provide each Lender and Borrower with a new Schedule 1.0 to this Agreement (and each Lender acknowledges that its Commitment Percentage under Schedule 1.0 and allocated portion of the Outstanding Loans and Letters of Credit Exposure will change in accordance with its pro rata share of the increased Total Commitment).

                  Section 2.4 The Notes. The Loans (other than Swing Line Loans) shall be evidenced by separate promissory notes of Borrower in substantially the form of Exhibit A (each, as substituted, amended or replaced from time to time, a "Note"), dated as of the Closing Date and completed with appropriate insertions. One (1) Note shall be payable to the order of each Lender in a principal amount equal to such Lender's Commitment. In the event a Note is lost, destroyed or mutilated at any time prior to payment in full of the indebtedness evidenced thereby, Borrower shall execute a new note substantially in the form of such Note. The replacement Note shall recite the circumstances of the reissue of the Note and shall state that it is a replacement promissory note. The Notes shall not be necessary to establish the indebtedness of Borrower to Lender on account of the Loans made pursuant to this Agreement.

                  Section 2.5 Loan Account. Lead Agent will open and maintain a loan account (the "Loan Account") on its books in the name of Borrower. Each of the Advances and all fees and other amounts due and payable hereunder will be debited to and each payment or prepayment on account thereof will be credited to, and shall be recorded in, the Loan Account, which shall be prima facie evidence of the amounts owing to each Lender. Any failure of Lead Agent to record a transaction in a timely fashion shall not affect or impair the validity of any Obligation. Lead Agent shall render to Borrower a monthly statement of the Loan Account and, unless written exception thereto is taken by Borrower within forty-five (45) days of receipt, such statement shall be conclusive and binding upon Borrower except for manifest error; provided, however, that the failure of Lead Agent to render any such statement in a timely fashion shall not impair the validity or binding nature of the Loan Account.

                  Section 2.6 Repayment of the Loans.

                  (a) Borrower shall have the right at any time to prepay the Loans made to Borrower hereunder, in whole or in part, without premium or penalty, except as provided in Section 4.9, upon written, telegraphic or telephonic notice to Lead Agent not later than 2:00 p.m. (Boston time) on the date of payment. Subject to the conditions of Section 2.1 and Section 2.2, amounts so prepaid may be reborrowed. Notwithstanding the foregoing, no prior notice shall be required for the prepayment of a Swing Line Loan.

                  (b) Each partial prepayment of the Loans under Section 2.6 (a) shall be in the minimum amount of $500,000.00 or an integral multiple of $100,000.00 in excess thereof

(unless the Loans are being prepaid in full), and shall be applied, in the absence of instruction by the Borrower, first to the principal of any outstanding Swing Line Loans, and then pro rata to the Lenders in accordance with their respective Commitment Percentages, without priority or preference among the Lenders.

                  (c) If at any time Borrower is not in compliance with the covenant contained in the first sentence of Section 2.1 above, Borrower shall immediately pay to Lead Agent for the account of Lenders the amount of such excess.

                  Section 2.7 Advances.

                  (a) Requests for Advances. Whenever Borrower desires to receive an Advance, Borrower shall give notice to Lead Agent by telephone, telecopy, telex or cable or other form acceptable to Lead Agent, in each case, confirmed in writing by Borrower in the form attached hereto as Exhibit B (an "Advance Request"), delivered to Lead Agent's Head Office at 100 Federal Street (MADE 10307C), Boston, Massachusetts 02110, Attention: Commercial Loan Services, no later than 12:00 noon (Boston time) three (3) Business Days prior to the proposed Drawdown Date if such Advance is to be a LIBOR Advance, or no later than 12:00 noon (Boston time) on the requested Drawdown Date if such Advance is to be a Prime Rate Advance. Each such notice delivered by Borrower shall specify the aggregate principal amount of the Advance requested, the proposed Drawdown Date, Interest Period (if applicable) and Type. Each such notice shall obligate Borrower to accept the Advance requested from the Lenders on the proposed Drawdown Date therefor.

                  (b) Prime Rate Advances. Each Advance Request for a Prime Rate Advance shall be in a principal amount of not less than $500,000.00 and in integral multiples of $50,000.00. Requests for any Prime Rate Advance may be made daily (but only once a day), provided Borrower satisfies all notice requirements as provided for herein.

                  (c) LIBOR Advances.

                                    1. Each Advance Request for a LIBOR Advance
shall be in a principal amount of not less than $1,000,000.00 and in integral multiples of $100,000.00, and at no time shall the aggregate number of all LIBOR Advances then outstanding exceed six (6). Requests for LIBOR Advances may be made daily (but only once a day) provided Borrower satisfies all notice requirements as provided for herein.

                                    2. Whenever any Lender shall actually incur
any losses or actual expenses in connection with a failure by Borrower to borrow any LIBOR Advance after having given notice of its intention to borrow (whether by reason of the election of Borrower not to proceed or the non-fulfillment of any conditions precedent), Borrower agrees to pay to such Lender, upon such Lender's demand, an amount sufficient to compensate such Lender for all such losses and actual expenses excluding lost profits. Such Lender's good faith determination of the amount of such losses and actual expenses, absent manifest error, shall be binding and conclusive. The Lender shall provide a copy of the determination of such amount to Borrower showing in reasonable detail the calculation of the amount thereof. Borrower shall be responsible for losses incurred by the Lenders in connection with the prepayment of any LIBOR Advance in whole or part, for any reason, as provided in Section
4.9 below.

                  (d) Conversion Options.

                                    1. Borrower may elect from time to time to
convert all of any outstanding Advance to an Advance of another Type and such Advance shall thereafter bear interest as a Prime Rate Advance or a LIBOR Advance, as applicable; provided that (i) with respect to any such conversion of a LIBOR Advance to a Prime Rate Advance, such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Advance; (ii) with respect to any such conversion of a Prime Rate Advance to a LIBOR Advance, Borrower shall give Lead Agent at least three (3) Business Days' prior written notice of such election and the Interest Period requested for such Advance, the principal amount of the Advance so converted shall be in a minimum aggregate amount of $1,000,000 or an integral multiple of $100,000 in excess thereof and, after giving effect to the making of such Advance, there shall be no more than six (6) LIBOR Advances outstanding at any one time; and (iii) no Advance may be converted into a LIBOR Advance when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Advances of any Type may be converted as provided herein, provided that no partial conversion shall result in a Prime Rate Advance in an aggregate principal amount of less than $500,000 or a LIBOR Advance in an aggregate principal amount of less than $1,000,000, and that the aggregate principal amount of each Advance shall be in an integral multiple of $100,000. Each request relating to the conversion of a Prime Rate Advance to a LIBOR Advance shall be irrevocable by Borrower.

                                    2. Any Advance may be continued as such Type
upon the expiration of an Interest Period with respect thereto by compliance by Borrower with the terms of this Section 2.7(d); provided that no LIBOR Advance may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Prime Rate Advance on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

                                    3. In the event that Borrower does not
notify Lead Agent of its election hereunder with respect to any Advance, such Advance shall be automatically converted to a Prime Rate Advance at the end of the applicable Interest Period.

                  (e) Notification of Lenders. Upon receipt of (i) an Advance Request or a telephone or telecopy request for Advance or (ii) notice from Borrower with respect to any outstanding Advance prior to the Interest Payment Date for such Advance, Lead Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof and the amount of each Lender's portion of any such Advance. Each Lender shall, not later than 2:00 p.m. (Boston time) on the date specified for such Advance in such notice, make available to Lead Agent at Lead Agent's Head Office, or at such account as Lead Agent shall designate, the amount of such Lender's portion of the Advance in immediately available funds.

                  (f) Disbursement. Prior to 3:00 p.m. (Boston time) on the date of an Advance hereunder, Lead Agent shall, subject to the satisfaction of the conditions set forth in Section 2.7(e), disburse the amounts made available to Lead Agent by the Lenders in like funds by transferring the amounts so made available by deposit into the Loan Account or by wire transfer pursuant to Borrower's instructions. Unless Lead Agent shall have received notice from a Lender prior to 11:00 a.m. (Boston time) on the date of any LIBOR Advance or 1:00 p.m. (Boston time) on the date of any Prime Rate Advance that such Lender will not make available to Lead Agent such Lender's ratable portion of such Advance, Lead Agent may assume that such Lender has made or will make such portion available to Lead Agent on the date of such Advance and Lead Agent may, in its sole discretion and in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent such Lender shall not have so made such ratable portion available to Lead Agent, such Lender agrees to repay to Lead Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to Lead Agent, (x) for the first two (2) Business Days, at the rate on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, and (y) thereafter, at the Prime Rate. If such Lender shall repay to Lead Agent such corresponding amount, such amount so repaid shall constitute such Lender's portion of the applicable Advance for purposes of this Agreement, and if both such Lender and Borrower shall pay and repay such corresponding amount, Lead Agent shall promptly relend to Borrower such corresponding amount. If such Lender does not repay such corresponding amount immediately upon Lead Agent's demand therefor, Lead Agent shall notify Borrower, and Borrower shall immediately pay such corresponding amount to Lead Agent. The failure of any Lender to fund its portion of any Advance shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Advance on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender and no Lender shall be required to fund any amounts in excess of its Commitment.

                  (g) In the event that a Lender for any reason fails or refuses to fund its portion of an Advance in violation of this Agreement, then, the other Lenders may, but shall not be obligated to, make such Advance on behalf of such non-funding Lender, which amount shall accrue interest as provided above in
Section 2.7(f) until repaid. Any Lender which advances amounts to Borrower in excess of such party's ratable share thereof as provided in the preceding sentence shall be entitled to the full amount of all payments and recoveries from Borrower or any other obligor due and payable to the non-funding Lender until such time as the outstanding principal amount of such excess amount and all interest and other sums due thereon have been repaid to such Lender in full. Until such time as such non-funding Lender has funded its portion of such Advance, such non-funding Lender shall (i) have no right to vote regarding any issue on which voting is required or advisable under this Agreement or any other Loan Document (and the Commitment Percentages of the other Lenders shall be grossed up on a pro rata basis to reflect the suspension of the non-funding Lender), and (ii) shall not be entitled to receive any payments of principal, interest or fees from Lead Agent (or the other Lenders) in respect of its Advances, which amounts may be applied by Lead Agent for the benefit of Lead Agent and the other Lenders not so failing or refusing to fund in accordance with the provisions of Section 12.3 and thereafter in a manner determined by Lead Agent in its sole discretion.

                  Section 2.8 Interest. Except as otherwise provided in Section 4.3, interest on the principal amount of all Advances outstanding from time to time shall bear interest and shall be payable as follows:

                  (a) Interest shall accrue on each Prime Rate Advance for the period commencing with the Drawdown Date thereof and ending on the date on which such Prime Rate Advance is repaid or converted to a LIBOR Advance at a rate per annum equal to the sum of (i) the Prime Rate plus (ii) the Applicable Margin for Prime Rate Advances.

                  (b) Interest shall accrue on each LIBOR Advance for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at a rate per annum equal to (i) the LIBOR applicable to such LIBOR Advance plus (ii) the Applicable Margin for LIBOR Advances.

                  (c) Interest on each Prime Rate Advance and LIBOR Advance shall be payable in arrears on the Interest Payment Date. Interest on Prime Rate Advances and LIBOR Advances then outstanding shall also be due and payable on the Maturity Date.

                  Section 2.9 Letters of Credit.

                  (a) Subject to the terms and conditions set forth in this Agreement and the applicable Reimbursement Agreement, upon the written request of Borrower to an Issuing Bank and Lead Agent in the form of Exhibit C attached hereto (a "Letter of Credit Request") and the execution and delivery of a Reimbursement Agreement by Borrower to such Issuing Bank, such Issuing Bank agrees to issue (with pro rata participation by the Lenders in accordance with their respective Commitment Percentages) on any Business Day, but prior to the Maturity Date, one (1) or more irrevocable Performance Letters of Credit or Financial Letters of Credit in U.S. Dollars in such form as may be agreed upon by Borrower, such Issuing Bank and Lead Agent; provided, however, that (i) the aggregate Letters of Credit Exposure of all Letters of Credit shall not exceed $75,000,000.00 at any one time outstanding, (ii) Borrower shall be in compliance with the covenant described in the first sentence of Section 2.1 above, (iii) no Default or Event of Default shall have occurred and be continuing, (iv) the conditions set forth in Section 8 shall have been satisfied, (v) such Issuing Bank receives written notice from the Lead Agent that all of the conditions to issuance of such Letter of Credit as provided herein have been satisfied, and
(vi) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit.

                  (b) Each Letter of Credit Request hereunder shall be received by the applicable Issuing Bank and Lead Agent at least three (3) Business Days prior to the proposed date of issuance. The expiration dates, amounts and beneficiaries of the Letters of Credit will be as agreed by Borrower, such Issuing Bank and Lead Agent. No Letter of Credit shall have an expiration date (taking into account any automatic renewal provisions) later than seven (7) Business Days prior to the Maturity Date. Each Letter of Credit shall be issued pursuant to a Reimbursement Agreement to be entered into between Borrower and the applicable Issuing Bank; provided, however, that to the extent that the terms and conditions of any Reimbursement Agreement are in conflict with or are inconsistent with the terms and conditions of this Agreement, the obligations of the Lenders and Borrower with respect to the Letters of Credit shall be governed by the terms and conditions of this Agreement. The Borrower assumes all risks with respect to the use of the Letters of Credit. The Issuing Bank shall give Lead Agent written notice of the issuance of each Letter of Credit together with a copy of same.

                  (c) Upon the issuance of a Letter of Credit, each Lender shall be deemed to have purchased a participation therein from the Issuing Bank in an amount equal to its respective Commitment Percentage of the amount of such Letter of Credit. The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

                  (d) Lead Agent may, in its discretion, and shall, at the request of the Majority Lenders, at any time and from time to time while there exists any Event of Default, require the Borrower to immediately deposit with Lead Agent an amount equal to all or any portion of the Letters of Credit Exposure of any outstanding Letters of Credit hereunder, (provided that if Borrower fails to make such deposit with Lead Agent, Lead Agent shall be authorized to make an Advance on Borrower's behalf to fund such deposit). Lead Agent shall hold the proceeds thereof in an interest bearing account as collateral security for the Obligations and Borrower hereby grants a security interest to Lead Agent for the benefit of the Lenders in such account and the proceeds therein (and such account shall be subject to Lead Agent's right to setoff against such amounts under Section 13), provided that Lead Agent shall promptly notify Borrower, Issuing Bank and the Lenders of such Advance and application of the proceeds thereof to draws under outstanding Letters of Credit as such draws are made. Upon expiration of all Letters of Credit and payment in full of all draws thereunder and the Outstanding Loans and all other Obligations, the amounts remaining on deposit in such account, if any, and all interest earned thereon shall be paid over to Borrower.

                  (e) In the event that an Issuing Bank makes any payment under a Letter of Credit, such Issuing Bank shall promptly notify Lead Agent, who shall then notify each Lender, and Borrower shall immediately and unconditionally reimburse such Issuing Bank therefor on the date of such payment. If the amount of such draw is not reimbursed by Borrower, subject to
Section 2.9(f) below, the unreimbursed amount of the drawing shall automatically be converted into a Prime Rate Advance made on the date of such drawing bearing interest as provided in Section 2.8(a) and otherwise subject to the provisions of this Agreement regarding Prime Rate Advances, but without any requirement for the conditions set forth in Section 8 to be satisfied. Lead Agent shall then pay the amount of such Prime Rate Advance to such Issuing Bank. The liability of Borrower under this Agreement to repay the Lenders in respect of drawings under Letters of Credit shall rank pari passu with the obligations of Borrower to repay all other Advances hereunder.

                  (f) If after the issuance of a Letter of Credit pursuant to
Section 2.9(a) by an Issuing Bank, but prior to the funding of any portion thereof by a Lender, one of the events described in Section 12.1(i) shall have occurred, each Lender will, on the date such Advance pursuant to Section 2.9(e) was to have been made, purchase an undivided participating interest in the Letter of Credit in an amount equal to its Commitment Percentage of the amount of such Letter of Credit. Each Lender will immediately transfer to Lead Agent in immediately available funds the amount of its participation and upon receipt thereof the Lead Agent will deliver to such Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.

                  (g) Whenever at any time after Lead Agent has received from any Lender such Lender's payment of funds under a Letter of Credit pursuant to
Section 2.9(f) above and thereafter Lead Agent receives any payment on account thereof, then Lead Agent will distribute to Lender its participating interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Lender's participating interest was outstanding and funded); provided, however, that in the event that such payment received by Lead Agent is required to be returned, such Lender will return to Lead Agent any portion thereof previously distributed by Lead Agent to Lender.

                  (h) Each Issuing Bank shall, no later than the tenth (10th) day following the last day of each month, provide to Lead Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to Lead Agent, showing the issuance date, account party, original face amount, amounts (if any) paid thereunder, expiration date and the reference number of each Letter of Credit outstanding at any time during such month and whether each such Letter of Credit is a Performance Letter of Credit or a Financial Letter of Credit. Copies of such reports shall be provided to each Lender and Borrower by the Lead Agent.

                  (i) In addition to amounts payable as elsewhere provided in this Agreement, Borrower hereby agrees to protect, indemnify, pay and save Lead Agent, each Lender and each Issuing Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) arising from the claims of third parties against Lead Agent, any Issuing Bank or any Lender as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of an Issuing Bank, as a result of its willful misconduct or gross negligence as determined by a final and non-appealable judgment of a court of competent jurisdiction, or (ii) the failure of an Issuing Bank to honor a drawing under a Letter of Credit issued by it as a result of any act or omission, whether rightful or wrongful, of any present or future Governmental Authority or other beneficiary thereunder.

                  Section 2.10 Extension of Maturity Date. The Borrower shall have the option, to be exercised by giving written notice to the Lead Agent in the form attached hereto as Exhibit H at least sixty (60), but no earlier than one hundred eighty (180), days prior to the initial scheduled Maturity Date of June 30, 2005, to extend the Maturity Date to June 30, 2006, subject to the terms and conditions set forth in this Agreement. The request by the Borrower for extension of the Maturity Date shall constitute a representation and warranty by the Borrower that all of the conditions set forth in this Section
2.10 shall have been satisfied on the date of such request. The obligations of the Lead Agent and the Lenders to extend the Maturity Date as provided in this
Section 2.10 shall be subject to the satisfaction of the following conditions precedent on or prior to the initial scheduled Maturity Date of June 30, 2005:

                  (a) No Default. On the date of the exercise of such extension option and on the then effective Maturity Date (without regard to such extension request) there shall exist no Default or Event of Default and no Default or Event of Default would result from such extension;

                  (b) Representations and Warranties. The representations and warranties made by the Borrower and the Consolidated Group in the Loan Documents or otherwise made by or on behalf of the Borrower and the Consolidated Group in connection therewith or after the date thereof shall be true and correct in all material respects on the then effective Maturity Date (without regard to such extension request); and

                  (c) Extension Fee. The Borrower shall pay to the Lead Agent sixty (60) days prior to the initial scheduled Maturity Date for the pro rata accounts of the Lenders in accordance with their respective Commitment Percentages an extension fee equal to one-fifth of one percent (0.20%) of the Total Commitment, which fee shall, when paid, be fully earned and non-refundable under any circumstances.

                  Section 2.11 Swing Line Commitment.

                  (a) Subject to the terms and conditions set forth in this Agreement, the Swing Line Bank agrees to lend to the Borrower, and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the date which is five (5) Business Days prior to the Maturity Date upon notice by the Borrower to the Swing Line Bank given in accordance with this
Section 2.11, such sums as are requested by the Borrower for the purposes set forth in Section 9.6 in an aggregate principal amount at any one time outstanding not exceeding the Swing Line Commitment (the "Swing Line Loans"); provided that (i) at no time shall the aggregate principal balance of Swing Line Loans then outstanding, when added to the Commitment Percentage of the Swing Line Bank of all other outstanding Advances (after giving effect to all amounts requested) and the Commitment Percentage of the Swing Line Bank of the Letters of Credit Exposure, exceed the Commitment of the Swing Line Bank; (ii) no Default or Event of Default shall have occurred and be continuing; (iii) Borrower shall be in compliance with the covenant described in the first sentence of Section 2.1; above; and (iv) no Swing Line Loan shall be used to repay a Swing Line Loan. The funding of a Swing Line Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in Section 8 have been satisfied on the date of such funding.

                  (b) The Swing Line Loans shall be evidenced by a separate promissory note of the Borrower in substantially the form of Exhibit G hereto (the "Swing Line Note"), dated the date of this Agreement and completed with appropriate insertions. The Swing Line Note shall be payable to the order of the Swing Line Bank in such amount as may be outstanding from time to time thereunder and shall be payable as set forth below. The Borrower irrevocably authorizes the Swing Line Bank to make or cause to be made, at or about the time of the Drawdown Date of any Swing Line Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on the Loan Account reflecting the making of such Swing Line Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Swing Line Loans set forth on the Loan Account shall be prima facie evidence of the principal amount thereto owing and unpaid to the Swing Line Bank, but the failure to record, or any error in so recording, any such amount on the Loan Account shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Swing Line Note to make payments of principal of or interest on any Swing Line Loan when due.

                  (c) Each borrowing of a Swing Line Loan shall be subject to the limits for Prime Rate Advances set forth in Section 2.7(b). Borrower shall request a Swing Line Loan by giving notice to the Swing Line Bank by telephone, telecopy, telex or cable, in each case confirmed in writing by Borrower in an Advance Request, no later than 2:00 p.m. (Boston time) on the requested Drawdown Date specifying the amount of the requested Swing Line Loan. The Advance Request shall also contain the statements and certifications required by Section 2.7(a). Each such Advance Request shall be irrevocable and binding on the Borrower and shall obligate the

Borrower to accept such Swing Line Loan on the Drawdown Date. Notwithstanding the foregoing, upon the date that the Lenders shall be required to fund the Advances pursuant to Section 2.11(d) to refund such Swing Line Loan, the interest rate shall be reset to the interest rate for a LIBOR Advance with an Interest Period as specified in the Advance Request given by Borrower to Lead Agent in connection with such Swing Line Loan, or if no Interest Period is specified, then as a Prime Rate Advance. The proceeds of the Swing Line Loan will be made available by the Swing Line Bank to the Borrower at the Lead Agent's Head Office by crediting the Loan Account with such proceeds. Each Swing Line Loan shall bear interest at the Swing Line Rate from the date of disbursement until paid in accordance with Section 2.11(d), and such interest shall be payable on each Interest Payment Date.

                  (d) The Swing Line Bank shall within five (5) Business Days after the Drawdown Date with respect to such Swing Line Loan request each Lender, including the Swing Line Bank, to make an Advance pursuant to Section
2.1 in an amount equal to such Lender's Commitment Percentage of the amount of the Swing Line Loan outstanding on the date such notice is given. Borrower hereby irrevocably authorizes and directs the Swing Line Bank to so act on its behalf, and agrees that any amount advanced to the Lead Agent for the benefit of the Swing Line Bank pursuant to this Section 2.11(d) shall be considered an Advance pursuant to Section 2.1. Unless any of the events described in paragraph
(i) of Section 12.1 shall have occurred (in which event the procedures of Section 2.11(e) shall apply), each Lender shall make the proceeds of its Advance available to the Swing Line Bank for the account of the Swing Line Bank at the Lead Agent's Head Office prior to 11:00 a.m. (Boston time) in funds immediately available no later than the third (3rd) Business Day after the date such notice is given just as if the Lenders were funding directly to the Borrower, so that thereafter such Obligations shall be evidenced by the Notes. The proceeds of such Advance shall be immediately applied to repay the Swing Line Loans.

                  (e) If prior to the making of an Advance pursuant to Section 2.11(d) by all of the Lenders, one of the events described in Section 12.1(i) shall have occurred, each Lender will, on the date such Advance pursuant to
Section 2.11(d) was to have been made, purchase an undivided participating interest in the Swing Line Loan in an amount equal to its Commitment Percentage of such Swing Line Loan. Each Lender will immediately transfer to the Swing Line Bank in immediately available funds the amount of its participation and upon receipt thereof the Swing Line Bank will deliver to such Lender a Swing Line Loan participation certificate dated the date of receipt of such funds and in such amount.

                  (f) Whenever at any time after the Swing Line Bank has received from any Lender such Lender's participating interest in a Swing Line Loan as provided in Section 2.11(e) above, the Swing Line Bank receives any payment on account thereof, the Swing Line Bank will distribute to such Lender its participating interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Lender's participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Line Bank is required to be returned, such Lender will return to the Swing Line Bank any portion thereof previously distributed by the Swing Line Bank to it.

                  (g) Any portions of a Swing Line Loan not so purchased or converted may be treated by the Swing Line Bank as an Advance which was not funded by the non-purchasing Lender as contemplated by Section 2.7(f) and
Section 17.5(c). Each Swing Line Loan, once so sold or converted, shall cease to be a Swing Line Loan for the purposes of this Agreement, but shall be an Advance made by each Lender under its Commitment.

                  Section 2.12 Absolute Obligations. Each Lender's obligation to fund an Advance as provided in Section 2.9(e) or Section 2.11(d) or to purchase participating interests pursuant to Section 2.9(f) or Section 2.11(e) and Borrower's reimbursement obligations with respect to the Letters of Credit shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender, the Borrower or any other member of the Consolidated Group may have against the Swing Line Bank, Lead Agent, any Issuing Bank, the Borrower or any other member of the Consolidated Group, or anyone else for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other member of the Consolidated Group; (iv) any breach of this Agreement or any of the other Loan Documents by the Borrower or any other member of the Consolidated Group or any Lender; (v) the existence of any claim, set-off, defense or other right which Borrower may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), whether in connection with this Agreement, the transaction contemplated herein, or any unrelated transaction (including any underlying transaction between Borrower or any member of the Consolidated Group and the beneficiary of such Letter of Credit); (vi) any draft, certificate, statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (vii) payment by an Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of such Issuing Bank; or (viii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

         Section 3 FEES.

                  Section 3.1 Origination Fee. Borrower has paid to Fleet and Lead Arranger the fees in accordance with the Fee and Expense Agreement (collectively, "Origination Fee"). Lead Agent will pay a portion of the Origination Fee to the Lenders in accordance with the Lead Agent's separate agreement with each Lender.

                  Section 3.2 Unused Fee. Borrower shall pay to Lead Agent an unused fee ("Unused Fee") quarterly in arrears on the first day of each Fiscal Quarter for the immediately preceding Fiscal Quarter and on the Maturity Date. The Unused Fee shall be distributed to the Lenders pro rata in accordance with their respective Commitment Percentage. The amount of the Unused Fee shall be calculated for any Fiscal Quarter by multiplying the Applicable Margin for the Unused Fee times the Average Daily Non-Usage Amount. The Applicable Margin for the Unused Fee shall be identified as follows:

                  (a) The Applicable Margin shown in "Column A" under "Unused Fee" in the definition of Applicable Margin, if the Average Daily Non-Usage Amount is greater than or equal to sixty percent (60%) of the Total Commitment; or

                  (b) The Applicable Margin shown in "Column B" under "Unused Fee" in the definition of Applicable Margin, if the Average Daily Non-Usage Amount is less than sixty percent (60%) of the Total Commitment.

                  Section 3.3 Lead Agent's Fee. Borrower shall pay to Fleet annually, in advance, for Fleet's own account, a Lead Agent's Fee in accordance with the Fee and Expense Agreement ("Lead Agent's Fee").

                  Section 3.4 Letter of Credit Fee. Borrower shall pay to Lead Agent a fee (collectively, "Letter of Credit Fee") for each Letter of Credit issued pursuant to this Agreement to be calculated as follows: the sum of (a) the product obtained by multiplying (x) the Applicable Margin for the Letter of Credit Fee times (y) the Letters of Credit Exposure; plus (b) the Issuing Bank's customary issuance fee, payable in accordance with the Issuing Bank's standard fee schedule. The Letter of Credit Fee shall be payable quarterly in arrears on the first day of the calendar quarter succeeding the date of issuance. Upon receipt of such Letter of Credit Fee (but not issuance fee), Lead Agent shall remit to each Lender its pro rata portion of the Letter of Credit Fee based on its Commitment Percentage less one-eighth of one percent (.125%), which Lead Agent shall pay to the applicable Issuing Bank as a fronting fee.

         Section 4 CERTAIN GENERAL PROVISIONS.

                  Section 4.1 Payments. All payments of principal and interest on the Loans, Fees, and any other amounts due hereunder shall be made by Borrower to Lead Agent, for the respective accounts of Lenders and Lead Agent, in immediately available funds at Lead Agent's Head Office not later than 2:00 p.m. (Boston time) on the date when due. Any payment received by Lead Agent after 2:00 p.m. (Boston time) on the date specified for payment shall be deemed received on the next Business Day. Whenever any Obligation hereunder is due and payable, Lead Agent may (but shall not be required to) make an Advance in the amount of such Obligation and apply the proceeds of the Advance to the payment of the Obligation, provided that Lead Agent shall promptly notify Borrower of any such Advance and the application of the proceeds thereof. Upon receipt by Lead Agent of any such payment of principal, interest or fees (other than fees or expenses to be retained by Lead Agent pursuant to the terms thereof), Lead Agent shall, subject to the applicable settlement provisions of Section 17.5, remit to each other Lender its applicable pro rata share of such payment.

                  Section 4.2 Computations. All computations of (a) interest on the Loans, (b) the Fees, and (c) any other amount due hereunder shall be based on a three hundred sixty (360) day year and paid for the actual number of days elapsed. Whenever a payment hereunder becomes due on a day which is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.

                  Section 4.3 Interest on Overdue Amounts; Late Charge. Without limiting the provisions of Section 12.2, overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder arising from the occurrence of an Event of Default shall bear interest at a rate per annum equal to four percent (4%) plus the Prime Rate, compounded daily and payable on demand, to accrue from the due date thereof until the Obligation of Borrower with respect to the payment thereof shall be discharged, whether before or after judgment ("Default Rate"). In addition, and without limiting the right of the Lenders to accelerate the Maturity Date, if any payment under this Agreement, including payment of the outstanding balance in full upon maturity, is not paid within ten (10) days of the date such payment is due, Borrower shall pay to Lead Agent (for the pro rata benefit of the Lenders) on demand a late charge equal to four percent (4%) of the amount of such payment.

                  Section 4.4 Interest Limitation. Notwithstanding any other term of this Agreement or any other document referred to herein or therein, the maximum amount of interest which may be charged to or collected from any person liable hereunder by Lead Agent or any other Lender shall be absolutely limited to, and shall in no event exceed, the maximum amount of interest which could lawfully be charged or collected under applicable law, so that the maximum of all amounts constituting interest under applicable law, howsoever computed, shall never exceed as to any person liable therefor such lawful maximum, and any term of this Agreement or any other document referred to herein or therein which could be construed as providing for interest in excess of such lawful maximum shall be and hereby is made expressly subject to and modified by the provisions of this paragraph.

                  Section 4.5 Inability to Determine LIBOR. In the event that, prior to the commencement of any Interest Period relating to any LIBOR Advance, Lead Agent shall determine in the exercise of its good faith business judgment that adequate and reasonable methods do not exist for ascertaining the LIBOR for such Interest Period, Lead Agent shall forthwith give notice of such determination (which shall be conclusive and binding on Borrower and the Lenders) to Borrower and Lenders. In such event (a) any Advance Request with respect to LIBOR Advances shall be automatically withdrawn and shall be deemed a request for a Prime Rate Advance, and (b) each LIBOR Advance will automatically, on the last day of the then current Interest Period thereof, become a Prime Rate Advance, and the obligations of Lenders to make LIBOR Advances shall be suspended until Lead Agent determines in the exercise of its good faith business judgment that the circumstances giving rise to such suspension no longer exist, whereupon Lead Agent shall so notify Borrower and Lenders.

                  Section 4.6 Illegality. If any applicable law, rule, or regulation, or any change therein, or any interpretation or change in interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency, shall make it unlawful or impossible for any Lender to make, maintain, or fund its LIBOR Advances, such Lender shall so notify Lead Agent, and Lead Agent shall forthwith give notice thereof to the other Lenders and Borrower. Before giving any notice to Lead Agent pursuant to this Section 4.6, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender. Upon receipt of such notice, notwithstanding anything contained in Section 2, Borrower shall repay in full the then outstanding principal amount of each affected LIBOR Advance of such Lender, together with accrued interest thereon, either (a) on the last day of the then current Interest Period applicable to such LIBOR Advance if such Lender may lawfully continue to maintain and fund such LIBOR Advance to such day or (b) immediately if such Lender may not lawfully continue to fund and maintain such LIBOR Advance to such day; provided, however, that notwithstanding any provision contained in this

Agreement to the contrary, Borrower shall not be required to compensate any Lender for any losses, including any loss or expenses incurred by reason of the liquidation, reemployment of deposits or other funds acquired to obtain the LIBOR Advance, incurred as a consequence of any required conversion of a LIBOR Advance to a Prime Rate Advance as hereinafter provided, as a result of the events described in this Section 4.6. Concurrently with repaying each affected LIBOR Advance of such Lender, notwithstanding anything contained in Section 2, Borrower shall borrow a Prime Rate Advance (or another type of LIBOR Advance, if available) from such Lender, and such Lender shall make such Advance in an amount such that the outstanding principal amount of the Note held by such Lender shall equal the outstanding principal amount of such Note immediately prior to such repayment.

                  Section 4.7 Capital Adequacy. Lead Agent or any Lender shall promptly notify Borrower if any Lender or Lead Agent shall have determined that any applicable law enacted by the United States, any federal agency, any state, or political subdivision thereof, including any rule, regulation, guideline, directive or request regarding capital requirements for banks or bank holding companies or subsidiaries of bank holding companies, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency in the United States charged with the interpretation or administration thereof, or compliance by any Lender or Lead Agent with any of the foregoing, imposes or increases a requirement by any Lender or Lead Agent to allocate capital resources to the Commitment of such Lender to make or issue, or to the maintenance by such Lender or Lead Agent of, Advances and obligations in respect of Letters of Credit hereunder, and such Lender or Lead Agent has determined in good faith that would have the effect of reducing the return on the capital of such Lender or Lead Agent to a level below that which such Lender or Lead Agent could have achieved (taking into consideration the then existing policies of such Lender or Lead Agent with respect to capital adequacy and assuming full utilization of the capital of such Lender or Lead Agent) but for such applicability, change, interpretation, administration or compliance, by any amount deemed in good faith by such Lender or Lead Agent to be material, and which is not reflected in an increase in the Prime Rate or LIBOR, as the case may be. Borrower and such Lender shall thereafter attempt to negotiate in good faith an adjustment to the compensation payable hereunder which will adequately compensate such Lender for such modification. If Borrower and such Lender are unable to agree to such adjustment within ninety (90) days of the day on which Borrower shall receive such written notice, then commencing on the date of such notice (but not earlier than the effective date of any such applicability, change, interpretation, administration or compliance), then the fees payable hereunder shall increase by an amount which will, in the reasonable determination of such Lender, compensate such Lender for such modification. In determining the amount of income, such Lender may use any reasonable and equitable methods of averaging, allocating or attributing such modification among its customers. The affected Lender shall deliver to Borrower a certificate demonstrating the calculation of the amount of such increased fees. Borrower shall be required to pay the increased amount within fifteen (15) days after its receipt of such certificate.

                  Section 4.8 Additional Costs and Expenses; Reserve Requirements. If any present or future applicable law, or any amendment or modification of present applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and legally binding interpretations thereof by any competent court or by any Governmental Authority with appropriate jurisdiction charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or Lead Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

                  (a) subject any Lender or Lead Agent to any tax (other than taxes based on the income or profits of such Lender or Lead Agent), levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to the Advances or Letters of Credit or deposits obtained to fund Advances or Letters of Credit; or

                  (b) materially change the basis of taxation of payments to any Lender of the principal of or the interest on the Advances or any other amounts payable to any Lender hereunder (other than changes relating to taxes based on the income or profits of such Lender or Lead Agent); or

                  (c) impose or render applicable any special deposit or reserve or similar requirement (whether or not having the force of law) against the Advances, Loans or Letters of Credit of the type contemplated hereby made by Lenders; or

                  (d) impose on any Lender any other conditions or requirements with respect to the Advances or Letters of Credit;

and the result of any of the foregoing is to (i) increase the cost to any Lender of making the Advances or participating in any Letter of Credit, or (ii) reduce the amount of principal, interest, or other amount payable to such Lender or Lead Agent hereunder, or (iii) require such Lender to make any payment or to forego any interest or other sum payable hereunder, and which is not reflected in an increase in the Prime Rate or LIBOR, as the case may be, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender from Borrower hereunder, then, such Lender will notify Borrower within ninety (90) days of the date of the actual knowledge of the Lender of the occurrence of such event, and Borrower and such Lender shall thereafter attempt to negotiate in good faith an adjustment to the compensation payable hereunder which will adequately compensate such Lender for such reduction or payment. If such Lender and Borrower are unable to agree to such adjustment within ninety (90) days of the date of such notice, Borrower will, upon written demand made by such Lender at any time and from time to time thereafter, pay to such Lender such additional amounts as will be sufficient in the good faith opinion of such Lender to compensate the Lender for such additional cost, reduction, payment or foregone interest or other sum. In determining the amount of such compensation, such Lender or Lead Agent may use any reasonable and equitable methods of averaging, allocating or attributing such amounts to its customers. The affected Lender shall deliver to Borrower a certificate demonstrating the calculation of the amount of such increased payment. Borrower shall pay such amount within fifteen
(15) days after its receipt of this certificate.

                  If any Lender demands compensation under this Section 4.8, Borrower may at any time, upon at least five (5) Business Days prior notice to such Lender, prepay in full the then outstanding affected Advances of such Lender, together with accrued interest thereon to the date of prepayment, along with any payments required under Section 4.9. Concurrently with prepaying such Advances, Borrower shall borrow a Prime Rate Advance or a LIBOR Advance not so affected, from such Lender, and such Lender shall make such Advance in an amount such that the outstanding principal amount of the Note held by such Lender shall equal the outstanding principal amount of such Note immediately prior to such prepayment.

                  Section 4.9 Indemnification. If, due to prepayments made by Borrower or due to acceleration of the maturity date of any LIBOR Advances pursuant to the terms of this Agreement, or due to any other reason, including without limitation the events specified above, but subject to the provisions of
Section 4.8, Lead Agent receives payments of principal other than on the last day of an Interest Period, Borrower shall, upon demand by Lead Agent, pay to Lead Agent for the benefit of the applicable Lenders any amounts required to compensate any such Lenders for any losses, costs or expenses which such Lenders may reasonably incur as a result of such prepayment, including without limitation, any loss, costs or expenses incurred by reason of liquidation or reemployment of deposits or other funds acquired by such Lenders to fund or maintain their portion of the LIBOR Advances. Such compensation shall include, without limitation, an amount calculated as follows:

                  (a) First, Lead Agent shall determine the amount by which (i) the total amount of interest which would have otherwise accrued hereunder on each installment of principal so paid, during the period beginning on the date of such payment and ending on the date such installment would have been due (the "Reemployment Period"), exceeds (ii) the total amount of interest which would accrue during the Reemployment Period, on a deposit in the interbank LIBOR borrowing market in an amount equal (as nearly as may be) to the amount of principal so paid and to have a maturity comparable to the Reemployment Period. Each such amount is hereafter referred to as an "Installment Amount."

                  (b) Second, each Installment Amount shall be treated as payable as of the date on which the related principal installment would have been payable by Borrower had such principal installment not been prepaid.

                  (c) Third, the amount to be paid on each such date shall be the present value of the Installment Amount determined by discounting the amount thereof from the date on which such Installment Amount is to be treated as payable, at the same annual interest rate as that payable upon the interbank LIBOR deposit designated as aforesaid by Lead Agent.

                  (d) Fourth, no portion of the principal installments required pursuant to Section 4.9 shall be considered prepayments of the principal of the LIBOR Advances.

         Section 5 SECURITY; GUARANTIES; MASTER ACCOUNT.

                  Section 5.1 Unsecured Credit Facility. The Obligations shall be unsecured except (i) as provided in Section 5.2, (ii) for any setoff rights under this Agreement, and (iii) as provided in Section 2.9(d).

                  Section 5.2 Guaranty. Each Subsidiary of Borrower listed on
Schedule 1.1 attached hereto shall execute and deliver to Lead Agent an Unconditional Guaranty of Payment and Performance (a "Guaranty") in the form attached hereto as Exhibit I, provided, that the Eligible Joint Ventures shall not be required to execute a Guaranty. Thereafter, as a condition to the formation of any new Subsidiary which the Lead Agent determines to be significant in the exercise of its sole discretion, or if such new Subsidiary has executed and delivered a guaranty of the Senior Subordinated Notes or Senior Notes, Borrower shall cause the Subsidiary upon formation to execute and deliver a Guaranty required by this Section 5.2 to Lead Agent within thirty (30) days of the date of formation.

                  Section 5.3 Depository Account and Master Account. Borrower shall establish at one (1) or more Lenders selected by Borrower (each called a "Depository") special deposit accounts in the name of Borrower (each called a "Depository Account") from which withdrawals may be made only to a checking account maintained by the Borrower in its name with Lead Agent at the Lead Agent's Head Office (the "Master Account"). Provided no Default or Event of Default then exists, Borrower shall be entitled to draw upon funds in the Master Account for any purpose for which it would be entitled to use proceeds of the Loans pursuant to Section 9.6 or Borrower may direct the application of such proceeds to reduce the Loans or to specific Obligations.

         Section 6 REPRESENTATIONS AND WARRANTIES.

                  Borrower, for itself and on behalf of each of the other members of the Consolidated Group, hereby represents and warrants to Lenders and Lead Agent as follows:

                  Section 6.1 Existence, etc.

                  (a) Borrower is a corporation existing under the laws of the State of Delaware and has been duly organized and is in good standing under the laws of the State of Delaware and is qualified to do business and is in good standing under the laws of the State of Florida. Each other member of the Consolidated Group is an entity validly existing and in good standing under the laws of the state of its organization, and, if organized outside of the State of Florida, each such entity is qualified to do business in the State of Florida. Each member of the Consolidated Group has taken all actions which, by reason of its ownership of property or carrying on of business, are required to be taken by it under the laws of any jurisdiction wherein it owns property or carries on business.

                  (b) Each member of the Consolidated Group has all requisite power and authority and has full legal right to enter into each of the Loan Documents to which it is or is to become a party, and to perform, observe and comply with all of its agreements and obligations under each of such documents. Borrower has all requisite power and authority and full legal right to make all of the borrowings and obtain the extensions of credit contemplated by this Agreement.

                  (c) All of the members of the Consolidated Group are listed on
Schedule 1.1.

                  (d) No member of the Consolidated Group owns or holds of record and/or beneficially (whether directly or indirectly) any shares of any class in the capital of any corporations nor any legal and/or beneficial interests in any Joint Venture, except for the partnership interests listed on
Schedule 6.24 and the Subsidiaries set forth on Schedule 1.1.

                  Section 6.2 Authority, etc. The execution and delivery by each of the members of the Consolidated Group of each of the Loan Documents to which it is a party, the performance by each member of the Consolidated Group of their respective agreements and obligations under each of such documents, and the making by Borrower of all of the borrowings contemplated by this Agreement, are within their respective authority, have been duly authorized by all necessary corporate, partnership or other action and do not and will not (i) contravene any member of the Consolidated Group's certificate of incorporation or partnership agreement or other charter documents, bylaws or any stock provisions, or any amendment thereof, or (ii) conflict with, or result in a breach of any material term, condition or provision of, or constitute a default under or result in the creation of any mortgage, lien, pledge, charge, security interest or other encumbrance upon any of its properties under any agreement, trust deed, indenture, mortgage or other instrument to which any member of the Consolidated Group is a party or by which its properties are bound or affected, or (iii) violate or contravene any provision of any law, regulation, order, ruling or interpretation thereunder or any decree, order or judgment of any Governmental Authority in a material manner, or (iv) require any waiver, consent or approval by any of the creditors or partners or stockholders of any member of the Consolidated Group, or (v) require any approval, consent, order, authorization or license by, or giving prior notice to, or taking any other action with respect to, any Governmental Authority under any provision of any law applicable to any member of the Consolidated Group, where the failure to do so would have a material adverse effect on such entity.

                  Section 6.3 Binding Effect of Loan Documents, etc. The members of the Consolidated Group have duly executed and delivered each of the Loan Documents to which each is a party, and each of such Loan Documents is in full force and effect. The agreements and obligations of the members of the Consolidated Group in each of the Loan Documents to which each is a party constitute legal, valid and binding obligations of the members of the Consolidated Group, as the case may be, enforceable against the members of the Consolidated Group, as the case may be, in accordance with their respective terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and by general principles of equity regardless of whether enforcement of such obligations is sought in a proceeding in equity or at law.

                  Section 6.4 No Events of Default, etc.

                  (a) No Default or Event of Default has occurred and is continuing.

                  (b) None of the members of the Consolidated Group is in default under any provision of its charter documents, bylaws, stock provisions or under any indenture or agreement by which it is bound, or in violation of any applicable law, order, regulation, ruling or requirement of any court or public body or authority by which any members of the Consolidated Group or properties are bound, which default or violation would have a material adverse effect on their business, assets, operations or financial condition.

                  Section 6.5 Capital Stock. All outstanding shares of capital stock of Borrower are duly authorized, validly issued, fully paid, non-assessable and issued in compliance with all applicable state and federal securities laws and other Applicable Laws.

                  Section 6.6 Financial Statements; Solvency; Consideration.

                  (a) There has been furnished to Lenders financial statements of Borrower as of December 31, 2001, audited by Pricewaterhouse, and unaudited financial statements of Borrower as of March 31, 2002. Such statements are true and correct in all material respects. Except as otherwise disclosed herein, there are no additional material contingent liabilities of members of the Consolidated Group which would have a material adverse effect on the Consolidated Group if adversely determined.

                  (b) Borrower (after giving effect to the transactions contemplated hereby), and the Consolidated Group on a consolidated basis, is solvent, has assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured, and has access to adequate funds for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

                  (c) Each of the members of the Consolidated Group agrees that it has received good and adequate consideration for execution hereof and the foregoing documents in that, among other reasons, Borrower will have sufficient funds to make available to each of the members of the Consolidated Group to support its operations.

                  Section 6.7 Material Adverse Change. Since March 31, 2002, there has not been any material adverse change in the financial condition, assets, or results of operations of the Consolidated Group. No member of the Consolidated Group is a party to any contract or agreement that could reasonably be expected to have a material adverse effect on the business of each of the Property Owners or of the Consolidated Group taken as a whole, and which is not shown on the balance sheets of Borrower delivered to Lenders pursuant to Section
9.4 or otherwise disclosed in writing to the Lead Agent who shall promptly notify the Lenders.

                  Section 6.8 Mortgage and Liens. None of the property, assets, income or revenues of any character of the Consolidated Group is subject to any mortgage, lien, pledge, charge, security interest, defect or other encumbrance of any kind, other than the Permitted Liens.

                  Section 6.9 Indebtedness. No member of the Consolidated Group has any Indebtedness other than Indebtedness permitted by the provisions contained in Section 10.1.

                  Section 6.10 Litigation. Except for claims, actions and proceedings fully covered by insurance, there is no pending or, to the best knowledge of Borrower and the other members of the Consolidated Group, threatened action, suit, or proceeding before any court, Governmental Authority, or board of arbitration against any member of the Consolidated Group, which if determined against any of them could materially and adversely affect the financial condition, assets or operations of the Consolidated Group taken as a whole. By a separate certification of Borrower dated of even date herewith, Borrower has disclosed all claims, actions, and proceedings pending or, to the best knowledge of Borrower and the other members of the Consolidated Group, threatened against Borrower and the other members of the Consolidated Group.

                  Section 6.11 No Default. No member of the Consolidated Group is in default in any respect under any material contract, agreement or instrument to which it is a party or by which it or any of its property is bound, the consequence of which default could materially and adversely affect the financial condition, assets, or operations of the Consolidated Group taken as a whole.

                  Section 6.12 Taxes. Except as otherwise disclosed to the Lead Agent who shall notify the Lenders, all members of the Consolidated Group have filed all federal, state and local tax returns required to be filed by them and have paid, or have made reasonable provision for payment of, all taxes (if any) which have or are reasonably likely to become due and payable pursuant to any of the said returns or pursuant to any matters raised by audits or for other reasons known to them, except for taxes the amount, applicability, or validity of which are currently being contested by them in good faith by appropriate proceedings and with respect to which they have set aside on their books adequate reserves.

                  Section 6.13 Compliance with Applicable Law. To the best of Borrower's knowledge:

                  (a) The location, construction, occupancy, development, operation and use of the Properties comply in all material respects with the terms of all of the following encumbrances constituting Permitted Liens: all applicable regional impact plans and reports, all applicable restrictive covenants and deed restrictions and all Applicable Laws. The Property Owners have obtained all necessary certificates, licenses, authorizations, registrations, permits and/or approvals necessary for the use and operation of the Properties or any part thereof (the "Permits") as currently developed in accordance with all Applicable Laws.

                  (b) The Borrower and each other member of the Consolidated Group is in compliance with all Applicable Laws, except to the extent that failure to do so would not individually or in the aggregate materially and adversely affect the financial condition, assets or operations of such member or the Consolidated Group taken as a whole.

                  Section 6.14 ERISA Compliance; Severance Obligations.

                  (a) There are no Pension Plans currently in effect.

                  (b) Each welfare plan (as defined in Section 3(1) of ERISA) established or assumed or maintained, or to which contributions are made, by the Consolidated Group or any member thereof is referred to herein as a "Welfare Plan." No Welfare Plan is a multi-employer plan (as defined in Section 4001(a)(3) of ERISA), and each Welfare Plan is, and has at all times been, in compliance in all material respects with the applicable provisions of ERISA and the Code. No member of the Consolidated Group has any liability for post-retirement benefits provided or to be provided to employees under any Welfare Plan, except to make available continuous coverage as and to the extent required by the provisions regarding employee benefit plans set forth in Section 4980(B) of the Code.

                  (c) Except for the Welfare Plans, no member of the Consolidated Group has established or assumed or maintains or makes any contributions to any employee benefit plan (as defined in Section 3(3) of ERISA) except a Management Cash Incentive Distribution Plan, the details of which have been disclosed in writing to Lead Agent prior to the Closing Date. There is no material unfulfilled obligation on the part of any member of the Consolidated Group to make any contribution with respect to the Welfare Plans.

                  (d) The execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby will not involve any prohibited transaction within the meaning of ERISA.

                  (e) Except as disclosed in a separate certification from the Borrower dated of even date herewith, no member of the Consolidated Group has any obligation to make severance payments or provide post-employment benefits pursuant to any contract or other arrangement with any of its employees, officers or directors, excluding the Welfare Plans.

                  Section 6.15 Other Representations. Each of the representations and warranties made by any of the members of the Consolidated Group in each of the Loan Documents to which such member of the Consolidated Group is a party is true and correct in all material respects.

                  Section 6.16 Disclosure. No representation or warranty made by Borrower or any member of the Consolidated Group in this Agreement or in any agreement, instrument, document, certificate, statement or letter furnished to Lead Agent or Lenders by or on behalf of Borrower or any member of the Consolidated Group in connection with any of the transactions contemplated by any of the Loan Documents contains any untrue statement of a material fact when taken as a whole or omits to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they are made.

                  Section 6.17 Loans as Senior Indebtedness. All Obligations of the Consolidated Group to Lenders are senior in right of payment to the Senior Subordinated Notes.

                  Section 6.18 Holding Company and Investment Company Acts. No member of the Consolidated Group is a "holding company," nor a "subsidiary company" of a "holding company," nor an "affiliate" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it a "registered investment company," nor an "affiliated company" nor a "principal underwriter" of a "registered investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

                  Section 6.19 Regulations U and X. The proceeds of the Loans or Letters of Credit shall be used by the Consolidated Group solely for the purposes specified in Section 9.6. No portion of any Loan or Letter of Credit is to be used for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

                  Section 6.20 Fiscal Year. The Consolidated Group has a Fiscal Year ending December 31 of each calendar year.

                  Section 6.21 Compliance With Certain Environmental Laws.

                  (a) None of the Property Owners, nor any operator of the Properties or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean

Water Act, the Toxic Substances Control Act, the Federal Clean Air Act, the Safe Drinking Water Act, the Flood Disaster Protection Act of 1973, or any state or local statute, regulation, ordinance, order or decree relating to health, safety, wetlands, land usage and development, or the environment (collectively, the "Environmental Laws"), which violation would have a material adverse affect on the business, assets or financial condition of the Consolidated Group taken as a whole. The separate certification from Borrower dated of even date herewith describes all of the Existing Environmental Matters. Each of the Property Owners shall take all actions necessary to comply with all compliance orders affecting the Properties and cause the Existing Environmental Matters to comply with all Environmental Laws.

                  (b) Except for the Existing Environmental Matters, none of the Property Owners has received notice from any third party including, without limitation, any federal, state or local Governmental Authority: (i) that it has been identified by the United States Environmental Protection Agency (the "EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. Section 9601(5), any hazardous substances, as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant, as defined by 42 U.S.C. Section 9601(33), or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Law ("Hazardous Substances") which any Property Owner has generated, transported or disposed of has been found at any site at which a federal, state or local Governmental Authority or other third party has conducted or has ordered that any Property Owner conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that any Property Owner is a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release or presence of Hazardous Substances.

                  (c) Except for the Existing Environmental Matters: (i) no portion of the Properties has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Properties, except for underground tanks for fuel maintained in accordance with applicable Environmental Laws; (ii) in the course of any activities conducted by any Property Owner or operators of its properties, no Hazardous Substances have been generated or are being used on the Properties except in accordance with applicable Environmental Laws; (iii) to the best of Borrower's knowledge, there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from any Properties of any Property Owner, which releases would have a material adverse effect on the value of the Properties taken as a whole; (iv) to the best knowledge of the Property Owners, there have been no releases on, upon, from or into any real property in the vicinity of any of the Properties which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the Properties taken as a whole; and (v) to the best of Borrower's knowledge, any Hazardous Substances that have been generated on any of the Properties have been transported offsite only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best knowledge of Borrower, operating in compliance with such permits and applicable Environmental Laws.

                  Section 6.22 Insurance. The policies of insurance or certificates of insurance furnished to Lead Agent with respect to the business and properties of the Consolidated Group, are in full force and effect, and no notice of cancellation or non-renewal has been received with respect thereto.

                  Section 6.23 Common Enterprise and Consideration. The members of the Consolidated Group are collectively engaged in a common enterprise for the furtherance of the Core Businesses. Accordingly, the members of the Consolidated Group have received good and adequate consideration for the entering into this Agreement and the Loan Documents. Furthermore, the members of the Consolidated Group agree that an advance to Borrower that is subsequently disbursed by Borrower to any members of the Consolidated Group for use by such entity shall benefit all of the other members of the Consolidated Group, even if the advance is based upon a Borrowing Base which includes assets of members of the Consolidated Group that do not receive the disbursement from Borrower. The members of the Consolidated Group agree that they will each receive good and adequate benefit from this common arrangement given the common enterprise of all of the foregoing as set forth above.

                  Section 6.24 Joint Ventures. The members of the Consolidated Group are parties to only those Joint Ventures set forth on Schedule 6.24. No member of the Consolidated Group has received notice that an event of default exists with respect to any Joint Ventures by any of the members of the Consolidated Group, except as set forth on Schedule 6.24. All of the Joint Ventures are Eligible Joint Ventures, except as set forth on Schedule 6.24.

                  Section 6.25 Laws Pertaining to Land Sales. None of the Property Owners have received any notice that it is in violation of the Interstate Land Sales Full Disclosure Act (the "Interstate Land Sales Act"), the Florida Land Sales Practices Law (the "Florida Land Sales Law") or similar laws pertaining to land sales (including, without limitation, any laws pertaining to the sale of interests in timeshare units) in any state in which any Property Owner sells, transfers, manages, operates, develops or otherwise disposes of property, which violation could have a material adverse effect on the assets, business, operations, or financial condition of the Consolidated Group taken as a whole.

         Section 7 CONDITIONS AND EFFECTIVENESS.

                  This Agreement shall become effective when each of the following conditions precedent has been fulfilled:

                  Section 7.1 Loan Documents, etc. Each of the Loan Documents shall have been duly and properly authorized, executed, amended, restated, ratified and delivered by the respective party or parties thereto and shall be in full force and effect, and executed original counterparts of each of the Loan Documents shall have been furnished to Lead Agent. In the case of any request for an Advance or Letter of Credit, Lead Agent shall have received a fully completed and executed Advance Request or Letter of Credit Request, as applicable. In addition, Borrower shall have delivered to the trustee under the indentures with respect to the Senior Subordinated

Notes a notice approved by Lead Agent designating the Obligations under this Agreement as "Designated Senior Debt", as such term is defined in such indentures.

                  Section 7.2 Legality of Transactions. No change in applicable law shall have occurred as a consequence of which it shall have become and continue to be unlawful for any Person, including any of Lenders or Lead Agent, to perform any of its agreements or obligations under any of the Loan Documents to which any of them is a party on the Effective Date.

                  Section 7.3 Representations and Warranties. Each of the representations and warranties made by or on behalf of Borrower and the members of the Consolidated Group to Lenders and Lead Agent in this Agreement or the other Loan Documents shall be true and correct in all material respects when made, shall, for all purposes of this Agreement, be deemed to be repeated on and as of the Effective Date, and shall be true and correct in all material respects on and as of such date, except, in each case, as necessarily affected by the consummation of the transactions contemplated by the Loan Documents.

                  Section 7.4 Performance, etc. Borrower and each of the members of the Consolidated Group shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in any of the Loan Documents to which it is a party or by which it is bound and are required to be performed on or prior to the Effective Date. No Event of Default or Default shall have occurred and be continuing on the Effective Date, and no condition shall exist on the Effective Date which, with notice, or the passage of time, or both, could constitute an Event of Default.

                  Section 7.5 Certified Copies of Certain Documents. Lead Agent shall have received from Borrower copies of the charter documents and bylaws of Borrower certified to be true and correct by the corporate secretary for Borrower; certificates of existence and/or good standing from the applicable jurisdiction of organization or formation with respect to Borrower and each other member of the Consolidated Group; and, if applicable, evidence of each such entity's qualification to do business in the State of Florida.

                  Section 7.6 Proof of Action. Lead Agent shall have received copies, certified by the corporate secretary of Borrower and each member of the Consolidated Group to be true and complete on the Effective Date, of the records of all actions taken by Borrower's and each such member's directors and shareholders as may be required to authorize (a) the execution and delivery by each member of the Consolidated Group of each of the Loan Documents to which it is a party, (b) its performance of all of its agreements and obligations under each of such documents, and (c) the borrowings and other transactions contemplated by this Agreement.

                  Section 7.7 Incumbency Certificate. Lead Agent shall have received from Borrower an incumbency certificate, dated the Effective Date, signed by its corporate secretary and giving the name and bearing a specimen signature of each individual who shall be authorized: (i) to sign on Borrower's behalf each of the Loan Documents to which it is or is to become a party; (ii) to make Advance Requests and Letter of Credit Requests; and (iii) to give notices and to take any other action on Borrower's behalf under the Loan Documents.

                  Section 7.8 Proceedings and Documents. All corporate, partnership, governmental and other proceedings in connection with the transactions contemplated by the Loan Documents and all instruments and documents incidental thereto, shall be in form and substance reasonably satisfactory to Lead Agent, and Lead Agent shall have received all such counterpart originals or certified or other copies of all such instruments and documents as Lead Agent shall have reasonably requested.

                  Section 7.9 Fees. Borrower shall have complied with its obligation to pay the Fees to the Lead Agent, the Co-Lead Arrangers and the Lenders, and the costs of Lead Agent incurred in closing the transaction evidenced by this Agreement.

                  Section 7.10 Legal Opinions. Lead Agent shall have received a favorable written opinion, in form and substance satisfactory to Lead Agent in its discretion, addressed to Lead Agent and Lenders, dated the Effective Date from each of: (a) counsel to the Borrower and the other members of the Consolidated Group, as to the matters set forth in Section 6.1 through 6.3 and such other matters as Lead Agent may reasonably request; and (b) local counsel admitted to practice and currently practicing in the State of Florida with respect to Florida taxation issues and such other matters as Lead Agent may reasonably request.

                  Section 7.11 Borrowing Base Report. Lead Agent shall have received from Borrower, at least five (5) Business Days prior to the Closing Date, a Borrowing Base Report dated as of April 30, 2002, provided, however, that Borrower shall notify Lead Agent in writing on the Effective Date of any material deviation from the values reflected on the Borrowing Base Report and shall provide Lead Agent with such supplementary documentation as Lead Agent may reasonably request.

         Section 8 CONDITIONS TO SUBSEQUENT LOANS.

                  The obligation of each Lender to make any Advances or of an Issuing Bank to issue Letters of Credit or of the Swing Line Bank to make Swing Line Loans subsequent to the Effective Date shall be subject to the satisfaction of the following conditions precedent:

                  Section 8.1 Legality of Transactions. It shall not be unlawful for any Person including Lead Agent or any Lender to perform any of its agreements or obligations under any of the Loan Documents to which Lead Agent or such Lender is a party on the Drawdown Date of such Advance.

                  Section 8.2 Representations and Warranties. Each of the representations and warranties made by or on behalf of each of the members of the Consolidated Group to Lead Agent and Lenders in this Agreement or any other Loan Documents shall be true and correct in all material respects when made and shall, for all purposes of this Agreement, be deemed to be repeated on and as of the date of Borrower's notice of borrowing for such Advance or Letter of Credit Request and on and as of the Drawdown Date of such Advance or the date of issuance of such Letter of Credit, and shall be true and correct in all material respects on and as of each of such dates, except, in each case, as affected by the consummation of the transactions contemplated by the Loan Documents.

                  Section 8.3 Performance, etc. Each of the members of the Consolidated Group shall have duly and properly performed, complied with and observed in all material respects each of its covenants, agreements and obligations contained in this Agreement and any of the other Loan Documents to which it is a party or by which it is bound on the Drawdown Date of such Advance or the date of issuance of such Letter of Credit. No Default or Event of Default shall exist.

                  Section 8.4 Proceedings and Documents. Any corporate, partnership, governmental and other proceedings which are undertaken in connection with the transactions contemplated by such Advance, and any instruments and documents incidental to such Advance shall be in form and substance reasonably satisfactory to Lead Agent, and Lead Agent shall have received all such counterpart originals or certified or other copies of all such instruments and documents as Lead Agent shall have reasonably requested.

                  Section 8.5 Payment of Fees. Borrower shall have complied with its obligations to pay the Fees under Section 3, or any other amount arising hereunder at any time subsequent to the Closing Date and becoming due and payable on or before the Drawdown Date of such Advance or the date of issuance of such Letter of Credit.

                  Section 8.6 Borrowing Documents. In the case of a request for an Advance or Letter of Credit, Lead Agent shall have received a fully completed and executed Advance Request or Letter of Credit Request, as applicable.

         Section 9 AFFIRMATIVE COVENANTS.

         Borrower covenants and agrees that, so long as any portion of the Loans or any Letter of Credit is outstanding or the Lenders, the Swing Line Bank or the Issuing Banks have any obligation to make Advances or Swing Line Loans or issue Letters of Credit hereunder, respectively, Borrower will comply with all of the following, and Borrower shall cause each of the members of the Consolidated Group specified below to do the same:

                  Section 9.1 Punctual Payment. Notwithstanding Lenders' right to make Advances in the amount of any Obligation due hereunder, Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans, Fees, Obligations and all other fees and other amounts due and payable hereunder, all in accordance with the terms of this Agreement and any applicable Loan Document.

                  Section 9.2 Legal Existence, Etc. Each member of the Consolidated Group will maintain its respective legal existence and good standing under the laws of the state of its formation, will maintain its qualification to do business in the State of Florida and in each other state in which the failure to do so would have a material adverse effect on its condition, financial or otherwise, and will maintain all of its rights and franchises, except where the failure to maintain any such right or franchise would not have a material adverse effect on the conduct of its business.

                  Section 9.3 Change of Corporate Name. The Consolidated Group shall notify Lead Agent within five (5) days of any change in its or any Consolidated Group member's corporate name or any other name under which it conducts its business.

                  Section 9.4 Financial Statements and Other Reports. Borrower will furnish or cause to be furnished financial statements and other monthly, quarterly or other periodic reports to Lead Agent and each of Lenders with respect to the Consolidated Group as follows:

                  (a) within ninety (90) days after the close of each Fiscal Year, the consolidated audited balance sheets and audited consolidated statements of income, retained earnings and cash flows (the "Financial Statements") for such year, and, setting forth in comparative form the corresponding figures for the preceding year, prepared in accordance with generally accepted accounting principles consistently applied, accompanied by a report and unqualified opinion of Pricewaterhouse;

                  (b) within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year, the unaudited consolidated balance sheet, consolidated income statement and a consolidated statement of cash flows similar to those required by clause (a) above (but with a requirement as to comparison with the prior year) as of the end of such Fiscal Quarter and for the Fiscal Quarter from the beginning of the current Fiscal Year to the end of such Fiscal Quarter, prepared in accordance with generally accepted accounting principles consistently applied and certified as to preparation in accordance with generally accepted accounting principles and that such statements fairly present the financial condition of the Consolidated Group at the dates thereof and for the periods then ended, on behalf of Borrower by its chief financial officer, subject only to changes resulting from audit and normal year-end adjustments;

                  (c) at the delivery of each quarterly and annual statement, a detailed computation showing compliance with the Financial Covenants certified by the chief financial officer of Borrower or other designated officer of Borrower acceptable to Lead Agent in the form of Exhibit E attached hereto ("Compliance Certificate"), and further certifying that such officer has caused this Agreement to be reviewed and has no knowledge of any Default by it in the performance or observance of any of the provisions hereof, during such quarter or at the end of such year, or, if such officer has such knowledge, specifying each Default and the nature thereof;

                  (d) a report from Pricewaterhouse certifying, without material qualification, (i) within ninety (90) days of the end of each Fiscal Year, the compliance by Borrower with the Financial Covenants, and the accuracy of the year-end Borrowing Base Report, and (ii) such other financial matters relating to Borrower as Lead Agent from time to time reasonably requests;

                  (e) promptly upon receipt thereof or at Lead Agent's request, copies of all management letters, which are submitted to Borrower by its independent accountants in connection with any annual or interim audit of any member of the Consolidated Group's books of the Consolidated Group made by such accountants;

                  (f) a Borrowing Base Report in such form and at such times specified in Section 10.11;

                  (g) on or before January 31 of each year, a budget for such year for the Consolidated Group and on or before February 28 of each year, a two
(2) year projected balance sheet, income statement, cash flow statement and Financial Covenants;

                  (h) within five (5) Business Days of the filing or mailing thereof, copies of all material of a financial nature filed with the SEC or sent to the stockholders of the Borrower, including without limitation, each Form 10-K and Form 10-Q;

                  (i) not later than ten (10) Business Days after the Borrower receives notice of the same from either of the Rating Agencies or otherwise learns of the same, notice of the issuance of any change in the Debt Rating by either of the Rating Agencies, together with the details thereof, and of any announcement by either of the Rating Agencies that any such Debt Rating is "under review" or that any such Debt Rating has been placed on a watch list or that any similar action has been taken by either of the Rating Agencies (collectively a "Rating Notice"); and

                  (j) such other periodic reports, financial statements, other information as Lead Agent from time to time reasonably requests, on a monthly, quarterly or other periodic basis, including, without limitation, periodic reports of financial information, construction progress, inventory, marketing and sales results, and compliance with financial, environmental or other covenants.

                  Section 9.5 Reserves. Each member of the Consolidated Group on a consolidated basis will maintain appropriate reserves for depreciation, taxes and any other expenses or liabilities in accordance with generally accepted accounting principles.

                  Section 9.6 Use of Loan Proceeds. The Consolidated Group shall use the proceeds of the Loans and Letters of Credit solely: (i) to provide working capital needs for the Core Businesses in a manner consistent with the provisions of this Agreement, and (ii) for other uses set forth in this Agreement.

                  Section 9.7 Commencement and Financing of Construction
Projects.

                  (a) Multi-family residential condominium projects having Hard Costs of less than $10,000,000.00 and developed in the ordinary course of Borrower's business may be financed under this Agreement.

                  (b) Borrower shall have the option to finance under this Agreement any Construction Projects the Hard Costs of which are equal to or greater than $10,000,000.00 but less than $25,000,000.00 upon satisfaction of the requirements contained in Section 9.7(c)(ii), (iii) and (iv) below, except that Borrower may, at its option, elect not to hire a third party general contractor. Notwithstanding the foregoing, at no time shall Borrower permit the aggregate Unfunded Completion Costs to exceed the lesser of (i) $100,000,000.00,
(ii) the Borrowing Base Availability, and (iii) the Revolving Credit
Availability.

                  (c) With respect to any Construction Projects financed outside this Agreement, Borrower shall not use any proceeds of the Loans or Letters of Credit or any of its funds to construct vertical improvements beyond the foundation for such a Construction Project until Borrower has complied with the conditions of this Section 9.7(c). Borrower acknowledges the desire of Fleet and certain of the other Lenders (individually or in any combination) to provide the Construction Loans, and agrees to work with them in that regard.

                  Prior to construction of vertical improvements at any such Construction Project beyond the foundation of any such Construction Project, the following conditions must be satisfied:

                           (i) Borrower shall have closed a Construction Loan
(either with one or more of the Lenders or some other lender) not in excess of eighty percent (80%) of the sum of (x) the total cost of the Construction Project being financed (including land at Fair Market Value and interest and soft costs) minus (y) the Customer Deposit Liabilities deposited or to be deposited with respect to such Construction Project;

                           (ii) All required governmental approvals shall have
been obtained and issued;

                           (iii) Borrower shall have delivered Lead Agent a
construction contract with a bonded contractor and a consulting engineering report, all being acceptable to Lead Agent;

                           (iv) Borrower shall have entered into Housing
Purchase Contracts for condominium units which produce proceeds from sales (net of selling expenses and Customer Deposit Liabilities used for construction costs) in excess of seventy-five percent (75%) of the Construction Loan Amount; and

                           (v) Loan documents for Construction Loan must not
provide for the following: (1) cross default to this Agreement or any other Loan Document, whether directly or indirectly; or (2) financial covenants which are more restrictive than the Financial Covenants contained in this Agreement.

                  (d) Without the prior written consent of Lead Agent, no member of the Consolidated Group shall modify any provisions of any documents evidencing or securing any of the Construction Loans or enter into new agreements with respect thereto which would (i) grant additional collateral with respect thereto; (ii) increase the amount of any Construction Loans; or (iii) otherwise materially adversely impact the Loans. Borrower shall promptly provide to Lead Agent copies of all proposed modifications, amendments, restatements, extensions, renewals and clarifications of any documents evidencing or securing any of such Construction Loans and copies of notices of default or events of default with respect thereto.

                  Section 9.8 Maintenance and Alterations. The Consolidated Group shall preserve and maintain the Properties in good order, repair and condition, and shall promptly restore damage from casualty or condemnation, which condemnation or casualty could have a material adverse affect on the business operations or financial condition of the Consolidated Group taken as a whole, and shall not permit or commit waste on the Properties and shall cause each and every part of the Properties to comply in all material respects with all applicable Federal, State and local laws and governmental regulations, and any lawful private restrictions or other requirements or provisions relating to the development, operation, maintenance or use of the Properties, including, without limitation, the terms and provisions of any mortgages or other agreements or instruments constituting Permitted Liens. No portion of the Properties shall be removed, demolished or altered in any material manner which materially diminishes the value of the Properties taken as a whole without the prior written consent of Lead Agent. Upon any casualty, condemnation, removal, demolition, or such alteration, the portion of any such affected Properties shall be removed from the Borrowing Base.

                  Section 9.9 Certain Environmental Matters. The Consolidated Group shall (i) strictly comply with all applicable requirements of any Environmental Law; and (ii) provide Lead Agent with written notice within five
(5) Business Days of obtaining knowledge of: (a) any potential or known release, or threat of release, of any Hazardous Substances or oil at or from the properties or upon receiving notice from any federal, state or other environmental agency or authority in connection with the foregoing matters, including the assessment, containment or removal of any Hazardous Substance from its properties; or (b) and any non-compliance with any Environmental Law. Any such notice shall state that it is given pursuant to this Section 9.9. Lead Agent agrees to promptly forward any notices given pursuant to this Section 9.9 to the Lenders. Lead Agent may, in its reasonable discretion, from time to time, by or through any of its authorized officers, agents or professional consultants, visit, inspect and conduct tests (including a Phase I environmental audit, and if recommended, further tests) or otherwise examine the Properties and the records maintained with respect thereto to verify compliance with such requirements to its satisfaction, all at the cost and expense of the Consolidated Group.

                  Section 9.10 Notice of Litigation and Judgment. Borrower will give notice in writing, in form and detail satisfactory to Lead Agent, within five (5) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings to which any member of the Consolidated Group is or becomes a party involving an uninsured claim against it or any litigation or proceeding against Persons with which it has a business relationship, which, if adversely determined could materially and adversely affect the financial condition, assets or operations of the Consolidated Group taken as a whole, and stating the nature and status of such litigation or proceedings. Borrower will give notice, in writing, in form and detail satisfactory to Lead Agent, within five (5) Business Days of any judgment, final or otherwise, against a member of the Consolidated Group in an amount in excess of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00). Any such notice shall state that it is given pursuant to this
Section 9.10. Lead Agent agrees to promptly forward any notices given pursuant to this Section 9.10 to the Lenders.

                  Section 9.11 Notice of Defaults. Borrower will give notice in writing to Lead Agent immediately upon becoming aware of the occurrence of any Default or Event of Default. Any such notice shall state that it is given pursuant to this Section 9.11. Lead Agent agrees to promptly forward any notices given pursuant to this Section 9.11 to the Lenders.

                  Section 9.12 Material Adverse Changes. The Consolidated Group shall disclose in writing to Lead Agent within five (5) Business Days of becoming aware of it, any fact that materially and adversely affects or which could in the future materially and adversely affect the financial condition and operations of the Consolidated Group. Any such notice shall state that it is given pursuant to this Section 9.12. Lead Agent agrees to promptly forward any notices given pursuant to this Section 9.12 to the Lenders. Within five (5) Business Days of such time as Borrower provides such disclosure to Lead Agent, Borrower shall also deliver to Lead Agent in writing its proposal for addressing such material adverse effect.

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
                  Section 9.13 Books and Records. The books and records relating to the financial affairs of the Consolidated Group shall at all times be maintained in accordance with, and all financial statements provided for herein, shall be prepared in accordance with generally accepted accounting principles consistently applied, subject only to changes resulting from audit and normal year-end adjustments. Such books and records shall be kept by Borrower at the Chief Executive Office of Borrower, or at such other location as Borrower shall specify by prior written notice given to Lead Agent. The Consolidated Group shall maintain a Fiscal Year ending December 31 of each year.

                  Section 9.14 Insurance. The Consolidated Group will maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies, including windstorm and flood insurance and terrorism insurance (to the extent terrorism insurance is available on a commercially reasonable basis), as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas, and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent in accordance with sound business practices. Borrower shall furnish to Lead Agent certificates or other evidence satisfactory to Lead Agent of compliance with the foregoing insurance provision. The Consolidated Group shall at all times comply with and conform to all provisions of each such insurance policy and to all requirements of the insurers thereunder applicable to the Consolidated Group, the Properties or to the use, occupation, possession, operation, maintenance or repair of all or any portion of the Properties. To the extent any insurance coverage required by this Section 9.14 is cancelled or otherwise terminated through no fault of Borrower or any other member of the Consolidated Group, Borrower shall have a commercially reasonable time to replace such insurance coverage provided Borrower proceeds with diligence to replace such coverage.

                  Section 9.15 Taxes and Mechanic's Liens. The Consolidated Group will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon any of the Consolidated Group and their real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if Borrower shall have set aside on its books adequate reserves with respect thereto; and provided further that any of the Consolidated Group will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

                  Section 9.16 Conduct of Business. The Consolidated Group will continue to engage in the Core Businesses.

                  Section 9.17 Compliance with Law. The Consolidated Group will
(i) comply with all Applicable Laws and any lawful private restrictions and other encumbrances constituting Permitted Liens, whether now existing or hereafter arising, to which the Consolidated Group or their properties may be or become subject, noncompliance with which could have a material adverse effect on the Consolidated Group's business, operations or financial condition or their ability to fulfill their obligations under this Agreement or the other Loan Documents (and will strictly comply with any applicable requirements of all federal and state laws with respect to land sales, including, without limitation, disclosure laws, in any state in which it engages in business) and (ii) promptly obtain, maintain, apply for renewal, and not allow to lapse, any authorization, consent, approval, license or order, and accomplish any filing or registration with, any court or Governmental Authority which may be or may become necessary in order that the Consolidated Group perform all of their obligations under this Agreement or the other Loan Documents and in order that the same may be valid and binding and effective in accordance with their terms and in order that Lead Agent and Lenders may be able freely to exercise and enforce any and all of their rights under this Agreement or the other Loan Documents.

                  Section 9.18 Access. Except as otherwise required by applicable law or regulation, the Consolidated Group will permit Lead Agent, by its representatives and agents, to inspect, during normal business hours, any of its properties, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances and accounts with, and to be advised as to the same by, its officers at such reasonable times and intervals as Lead Agent may designate, all at the cost and expense of Borrower. The Consolidated Group authorizes Lead Agent and Lenders to disclose information obtained pursuant to this Agreement to any participant, assignee or potential participant or potential assignee in the Loans made hereunder and, whenever required or requested by governmental or regulatory authorities, to such authorities, and as otherwise permitted pursuant to Section 18.6 below. The Consolidated Group will permit a potential purchaser of all or a portion of the Loans, which purchaser is designated by Lead Agent, to inspect, in the presence of an authorized representative of Borrower, during normal business hours, any of its Properties, to examine and make copies of its accounts and other financial records, and to discuss its affairs, finances and accounts with such potential purchaser at such reasonable times and intervals as Lead Agent may request without charge to Lead Agent or such potential purchaser.

                  Section 9.19 Further Assurances. The Consolidated Group shall, at any time and from time to time, execute and deliver such further instruments and take such further action as may reasonably be requested by Lead Agent, in each case further and more perfectly to effect the purposes of this Agreement and the other Loan Documents.

                  Section 9.20 Intangible, Recording and Stamp Tax. The Consolidated Group will promptly pay all Florida intangible taxes or documentary stamp taxes assessed against the Consolidated Group, Lead Agent or any of Lenders as a result of this Agreement or any document related hereto, if any. Borrower agrees to promptly provide stamped original receipts of such payments to Lead Agent.

         Section 10 NEGATIVE COVENANTS.

         Borrower covenants and agrees that, so long as any portion of the Loans or any Letter of Credit is outstanding or the Lenders, the Swing Line Bank or the Issuing Banks have any obligation to make Advances or Swing Line Loans or issue Letters of Credit hereunder, respectively, Borrower will comply with all of the following, and Borrower shall cause each of the members of the Consolidated Group specified below to do the same:

                  Section 10.1 Indebtedness. None of the Consolidated Group will incur or permit to exist or remain outstanding any Indebtedness to any Person, provided, however, that the Consolidated Group may incur or permit to exist or remain outstanding:

                  (a) Indebtedness of Borrower arising under this Agreement or the other Loan Documents;

                  (b) The Senior Subordinated Notes, subject to the requirements of Section 10.8;

                  (c) Any Senior Notes which may be issued by the Borrower, subject to the requirements of Section 10.9;

                  (d) The Construction Loans, subject to the requirements of Section 9.7;

                  (e) Indebtedness in the respect of taxes, assessments, governmental charges, and claims for labor, materials or supplies, to the extent that payment thereof is not yet due or is being contested in good faith by appropriate proceedings, and an adequate reserve has been established therefor and is maintained in accordance with generally accepted accounting principles;

                  (f) CDD Obligations in an aggregate amount not to exceed $150,000,000.00 at any time;

                  (g) Indebtedness of Borrower incurred through the leasing of equipment (capitalized leases) in an aggregate amount not to exceed $12,000,000.00 at any time;

                  (h) Sale and leasebacks of Units in an amount not to exceed $5,000,000.00 at any time;

                  (i) Indebtedness for normal operating expenses for any member of the Consolidated Group when such member has executed a promissory note in favor of another member of the Consolidated Group or an appropriate entry has been recorded in the financial statements of the Consolidated Group (provided that such intercompany Indebtedness shall be subordinate in repayment to the Obligations);

                  (j) The execution of guaranties for the issuance of performance and payment and other credit enhancement bonds, without double counting for liabilities shown on the books of Borrower, and other than issued with respect to CDD Obligations and the improvements constructed with respect thereto, in an aggregate amount not to exceed $90,000,000.00 at any time;

                  (k) Condominium assurance bonds on behalf of a member of the Consolidated Group for completion of Construction Projects;

                  (l) Indebtedness secured by a Permitted Lien (without double counting);

                  (m) Accounts payable, accruals, Customer Deposit Liabilities, reserves and operating leases incurred in the ordinary course of business;

                  (n) Non-recourse purchase money loans;

                  (o) Unsecured Indebtedness of a character not otherwise specified in this Section 10.1 without duplication, in an aggregate amount not to exceed $20,000,000.00 at any time;

                  (p) Recourse purchase money loans in an aggregate amount not to exceed $30,000,000.00 at any time;

                  (q) Indebtedness of Financial Resources Group, Inc., a Subsidiary of Borrower, not to exceed $50,000,000.00 at any time;

                  (r) Guaranties issued in favor of and required by applicable Governmental Authorities or utility companies associated with infrastructure improvements; and

                  (s) Guaranties by members of the Consolidated Group with respect to (i) any of the Indebtedness permitted in this Section 10.1, excluding
Section 10.1(n), and (ii) the Indebtedness of Joint Ventures the investment in which is permitted by Section 10.3(i) below.

                  Section 10.2 Security Interests and Liens. None of the Consolidated Group will create or permit to exist any mortgage, pledge, security interest, or other lien or encumbrance on any of its property except for the following by a member of the Consolidated Group where designated ("Permitted Liens"):

                  (a) liens and other encumbrances arising from attachments or similar proceedings, pending litigation, judgments or taxes or assessments or government charges in any such event whose validity or amount is being contested in good faith by appropriate proceedings and for which adequate reserves have been established and are maintained in accordance with generally accepted accounting principles, or taxes and assessments which are not due and delinquent;

                  (b) liens of carriers, warehousemen, mechanics and materialmen and other like liens and liens imposed by law, created in the ordinary course of business, for amounts not yet due or which are being contested in good faith by appropriate proceedings and as to which adequate reserves or other appropriate provisions are being maintained in accordance with generally accepted accounting principles;

                  (c) pledges or deposits made in connection with workmen's compensation, employee benefit plans, unemployment or other insurance, old age pensions, or other Social Security benefits;

                  (d) the Permitted Mortgages;

                  (e) equipment leases or other operating leases in the ordinary course of business;

                  (f) educational impact liens required by applicable governmental authorities;

                  (g) liens with respect to approved CDD Obligations;

                  (h) easements and restrictions of record as of the Closing
Date;

                  (i) restrictions and easements in connection with an acquisition permitted under Section 10.5 as to a member of the Consolidated Group;

                  (j) liens and security interests in favor of Lead Agent and the Lenders under or pursuant to this Agreement; and

                  (k) liens with respect to the Indebtedness allowed under Section 10.1 (d), (n) and (p).

                  Section 10.3 Investments. None of the Consolidated Group will make or permit to exist to remain outstanding any Investment except Investments by a member of the Consolidated Group where designated in:

                  (a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase;

                  (b) marketable direct obligations of any of the following:
Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;

                  (c) demand deposits, certificates of deposit, bankers acceptances and time deposits of banks organized under the laws of the United States of America or any state thereof having total assets in excess of $100,000,000.00;

                  (d) securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less that "P-1" if rated by Moody's Investors Services, Inc., and not less than "A-1" if rated by Standard and Poor's Corporation;

                  (e) mortgage-backed securities guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation and other mortgage-backed bonds which at the time of purchase are rated by Moody's Investors Service, inc. or by Standard & Poor's Corporation at not less than "AA" if then rated by Moody's Investors Service, Inc. and not less than "AA" if then rated by Standard & Poor's Corporation;

                  (f) repurchase agreements having a term not greater than 90 days and fully secured by securities described in the foregoing Section 10.3
(a), (b) or (e) with banks described in the foregoing Section 10.3(c) or with financial institutions or other corporations having total assets in excess of $500,000,000;

                  (g) shares of so-called "money market funds" registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing Section 10.3(a) through (f) and have total assets in excess of $50,000,000;

                  (h) acquisition of property permitted under Section 10.4 and Section 10.5;

                  (i) capital contributions and the amount of any future required capital contributions to existing or new Joint Ventures, the aggregate amount of which, when added to the aggregate amount of any guaranties of the Indebtedness of such Joint Ventures permitted by Section 10.1(s) above, shall not exceed twenty percent (20%) of Adjusted Tangible Net Worth at any time; and

                  (j) Investments of a character not otherwise specified in this
Section 10.3, the value of which shall not exceed $5,000,000.00 in the aggregate at any time.

                  Section 10.4 Merger and Consolidation.

                  (a) Without the prior written approval of the Majority Lenders, none of the Consolidated Group will at any time merge or consolidate with or into any Person, except for the following: (i) Subsidiaries of Borrower may merge into Borrower or another Subsidiary of Borrower; and (ii) a merger, consolidation or stock or asset acquisition in the ordinary course of Borrower's Core Businesses, provided that the aggregate Total Enterprise Value of any such transactions during any eighteen (18) month period shall not exceed twenty-five percent (25%) of the Adjusted Tangible Net Worth calculated at the time of each such transaction plus 100% of the aggregate proceeds of Equity Offerings (net of equity substituted from proceeds of new equity) from and after the Closing Date; provided, further, that such twenty-five percent (25%) limitation may be increased up to an additional ten percent (10%) as provided in Section 10.10(c) below. Borrower shall provide thirty (30) days prior notice to Lead Agent of any proposed permitted merger hereunder and shall cause the Consolidated Group to execute such documents as Lead Agent may request in order to continue the effectiveness of this Agreement and the other Loan Documents.

                  (b) No member of the Consolidated Group shall create a Subsidiary other than a Subsidiary to conduct its Core Businesses. Any new Subsidiary shall automatically become a member of the Consolidated Group, and Borrower shall cause such new Subsidiary to execute and deliver to Lead Agent a Guaranty pursuant to Section 5.2. Such Subsidiary shall also be included as a Property Owner as appropriate and shall enter into such other documents or instruments as Lead Agent may request in order to cause such Subsidiary to comply with the provisions of this Agreement, including the provisions of
Section 5.2. The Subsidiaries formed for homeowners' associations may be owned in part by the homeowners in the applicable community and with respect to Amenities, in part by the owners of memberships in Equity Clubs.

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
                  Section 10.5 Acquisitions.

                  (a) Developable Land. The Borrowers shall be permitted to acquire additional Developable Land, provided that the following conditions are continuously complied with:

                           (i) the Consolidated Group is then and will
immediately after such acquisition be in compliance with all covenants contained in this Agreement;

                           (ii) the Property meets the requirements to
constitute Developable Land;

                           (iii) no Default or Event of Default exists or would
occur upon such acquisition; and

                           (iv) the aggregate net book value (including
capitalized interest and overhead) of all Properties (excluding Amenities and Units) not subject to a purchase contract, less the balance of applicable CDD Obligations, is less than one hundred fifty percent (150%) of Adjusted Tangible Net Worth.

                  (b) Unentitled Land. The Borrower shall be permitted to acquire additional Unentitled Land, provided that the conditions in
Section 10.5(a)(i) and (iii) are continuously complied with and the aggregate book value (including all acquisition costs) of all Unentitled Land after giving effect to such acquisition does not exceed fifteen percent (15%) of Adjusted Tangible Net Worth.

                  Section 10.6 Transactions with Affiliates. No member of the Consolidated Group shall pay or enter into any agreement to pay any fees, wages, salary, bonus, commission, contributions to benefit plans or any other compensation for goods or services or otherwise enter into any other agreement or arrangement with its Affiliates or to or for the benefit of any Person who is a director or officer of the Consolidated Group or any of its Affiliates or who has, or any of whose Affiliates has, a beneficial interest in the capital stock or partnership interests of any of the Consolidated Group or any of its Affiliates, except in the ordinary course of and pursuant to the reasonable requirements of such member's business and upon terms and conditions materially no more favorable than those such member would be willing to enter into with an unaffiliated third party; provided, however, that the following transactions shall not be prohibited by this Section 10.6: (i) any transaction having a value of $500,000 or less; and (ii) transactions otherwise permitted by this Agreement; and (iii) Borrower's Employee Homesite Purchase Policy. At the request of Lead Agent, Borrower shall provide computations and evidence of compliance with this Section 10.6.

                  Section 10.7 ERISA Compliance. Except for the Welfare Plans in effect on the Effective Date which are set forth on Schedule 10.7, none of the Consolidated Group will, without giving prior notice to Lead Agent, establish, assume, maintain or contribute to any employee benefit plan (as that term is defined in Section 3(3) of ERISA). None of the Consolidated Group will permit any Pension Plan or Welfare Plan to (i) engage in a "prohibited transaction" as such term is defined in Section 4975 of the Code which would result in a liability for it; (ii) incur any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA, whether or not waived; or (iii) be terminated in a manner which would result in the imposition of a lien or encumbrance on its assets pursuant to Section 4068 of ERISA.

                  Section 10.8 Senior Subordinated Notes.

                  (a) Borrower shall not issue additional Senior Subordinated Notes after the Closing Date unless the following conditions are satisfied in connection with each such issuance:

                           (i) no Default or Event of Default shall have
occurred and be continuing;

                           (ii) the maturity date of any issuance of Senior
Subordinated Notes must extend at least one hundred seventy-nine (179) days beyond the Maturity Date of this Agreement;

                           (iii) the provisions pursuant to which such Senior
Subordinated Notes are subordinate to the Obligations shall be acceptable to Lead Agent in the exercise of its sole discretion, and shall include, without limitation, standstill and payment blockage requirements on the holders of such Senior Subordinated Notes for a period of at least one hundred seventy-nine
(179) days following a Default or Event of Default hereunder, as more particularly described in the indentures with respect to the Senior Subordinated Notes outstanding on the Closing Date;

                           (iv) the covenants contained in any indenture or
other agreement relating to such Senior Subordinated Notes must be less restrictive than the covenants contained in this Agreement;

                           (v) such Senior Subordinated Notes must be unsecured;

                           (vi) at least seventy-five (75%) of the net proceeds
from such Senior Subordinated Notes must be applied to reduce the Outstanding Loans, if any, unless otherwise approved in writing by the Majority Lenders or unless the purpose of such issuance of Senior Subordinated Notes is to repay existing Senior Subordinated Notes; and

                           (vii) the outstanding principal amount of any such
Senior Subordinated Notes having a maturity date of less than one year from the date of the determination must be covered by the Borrowing Base as indicated in the definition of "Borrowing Base Availability" in Section 1.1 above.

                  (b) Without the prior written consent of the Majority Lenders, Borrower shall not:

                           (i) repay, prepay, purchase, redeem or otherwise
acquire any Senior Subordinated Notes, provided, however, nothing contained in this Section 10.8 shall prevent any member of the Consolidated Group from making regularly scheduled payments of principal and interest on any Senior Subordinated Notes provided for or permitted in any indenture with respect to such Senior Subordinated Notes if no Event of Default exists and the payment would not cause an Event of Default to occur; or

                           (ii) permit the modification, waiver or amendment of
any of the terms of any Senior Subordinated Notes, except for modifications, waivers or amendments that do not (x) increase the interest rate, fees or other charges provided for therein or change the maturity date or any other scheduled date for repayment of principal of such Senior Subordinated Notes, (y) change the subordination provisions of such Senior Subordinated Notes or (z) impose upon any member of the Consolidated Group any obligation or limitation that, in the reasonable judgment of the Lead Agent, is, in any material respect, more burdensome or restrictive than those currently provided for in this Agreement; or

                           (iii) permit (whether or not within the control of a
member of the Consolidated Group) the modification, waiver, or amendment of, or release of any parties to, any subordination agreement or subordination provisions contained in any indenture with respect to any Senior Subordinated Notes.

                  Section 10.9 Senior Notes.

                  (a) Borrower shall not issue any Senior Notes unless the following covenants are satisfied in connection with each such issuance:

                           (i) no Default or Event of Default shall have
occurred and be continuing;

                           (ii) the payment of the Senior Notes shall rank pari
passu with payment of the Loans, the Fees and the other Obligations;

                           (iii) the covenants contained in any indenture or
other agreement relating to the Senior Notes must not be more restrictive than the covenants contained in this Agreement;

                           (iv) at least seventy-five percent (75%) of the net
proceeds therefrom must be applied to reduce the Outstanding Loans, if any, unless otherwise approved in writing by the Majority Lenders or unless the purpose of such issuance of Senior Notes is to repay existing Senior Notes;

                           (v) the outstanding principal amount of the Senior
Notes must be covered by the Borrowing Base at all times as indicated in the definition of "Borrowing Base Availability" in Section 1.1 above;

                           (vi) the Senior Notes must be unsecured; and

                           (vii) the covenants and other provisions relating to
the Senior Notes shall otherwise be subject to approval by the Lead Agent in the exercise of its reasonable discretion.

                  (b) After the issuance of any Senior Notes, Borrower shall not without the prior written consent of the Majority Lenders:

                           (i) repay, prepay, purchase, redeem or otherwise
acquire any Senior Notes, provided, however, nothing contained in this
Section 10.9 shall prevent any member of the Consolidated Group from making regularly scheduled payments of principal and interest on any Senior Notes provided for or permitted in any indenture with respect to such Senior Notes if no Event of Default exists and the payment would not cause an Event of Default to occur; or

                           (ii) permit the modification, waiver or amendment of
any of the terms of any Senior Notes, except for modifications, waivers or amendments that do not (x) increase the interest rate, fees or other charges provided for therein or change the maturity date or any other scheduled date for repayment of principal of such Senior Notes, (y) change the priority of payment of such Senior Notes relative to the Loans, Fees and other Obligations or (z) impose upon any member of the Consolidated Group any obligation or limitation that, in the reasonable judgment of the Lead Agent, is, in any material respect, more burdensome or restrictive than those currently provided for in this Agreement.

                  Section 10.10 Permitted Distributions.

                  (a) No member of the Consolidated Group shall make any Distributions if a Default or Event of Default exists at the time of the making or would exist as a result of the making of such Distribution.

                  (b) If no Default or Event of Defaults exists or would exist as a result thereof, Borrower may make Distributions in an amount not to exceed fifty percent (50%) of the sum of (i) the Net Income of all members of the Consolidated Group on a consolidated basis from December 31, 2001, minus (ii) the amount of any Distributions previously made under this Section 10.10(b) since the Closing Date and amounts utilized under Section 10.4 as provided in
Section 10.10(c). In the event that the Financial Statements for any Fiscal Year disclose that Borrower did not qualify for any Distribution that has been previously made, then the amount of subsequent Distributions under this Section 10.10(b) shall be decreased accordingly.

                  (c) In lieu of making Distributions permitted under Section 10.10(b) above, Borrower may elect, at its sole discretion, to instead increase the percentage limitation on the Total Enterprise Value of any mergers, consolidations or stock or asset acquisitions under Section 10.4 during any eighteen (18) month period up to an additional ten percent (10%) of Adjusted Tangible Net Worth, provided that for the purpose of computations under Section
10.4 only, Adjusted Tangible Net Worth shall be reduced by the amount of such Investment forgone as a Distribution.

                  Section 10.11 Borrowing Base. Each member of the Consolidated Group represents, warrants and covenants as follows:

                  (a) The Property Owners are the owners of all Developable Land or Amenities the value of which is to be included in the Borrowing Base and shall neither create nor suffer to exist any lien or encumbrance thereon or security interest therein (other than Permitted Liens).

                  (b) One of the Property Owners is the owner of each Developed Lot, Developed Parcel and Unit, the value of which is to be included in the Borrowing Base and shall neither create nor suffer to exist any lien or encumbrance thereon or security interest therein (other than Permitted Liens), nor sell, assign, transfer or create or suffer to exist any lien or encumbrance on or security interest (other than Permitted Liens) in any Housing Purchase Contract or other right constituting proceeds thereof to or in favor of any other Person.

                  (c) For the purpose of computing the Borrowing Base, Borrower shall furnish to Lead Agent information with such specificity as Lead Agent shall from time to time require in the form of Exhibit D (the "Borrowing Base Report"), or in such other form and substance and at such times, in each case, as may be reasonably requested by Lead Agent, including a certificate signed by an authorized officer of Borrower showing a calculation of the Borrowing Base (attaching all documentation used in such calculations). If the sum of the Outstanding Loans are greater than or equal to sixty percent (60%) of the Total Commitment, such information shall be provided to Lead Agent monthly within thirty (30) days of the last day of the immediately preceding month; and if the Outstanding Loans are less than sixty (60%) of the Total Commitment, such information shall be provided to Lead Agent quarterly within thirty (30) days of the immediately preceding quarter end.

                  Section 10.12 More Restrictive Agreements. Without limiting the terms of Section 10.1 or Section 10.8, should Borrower or the Consolidated Group as a whole enter into or modify any agreements or documents pertaining to any existing or future Indebtedness or Equity Offering, which agreements or documents include covenants (whether affirmative or negative) which are individually or in the aggregate materially more restrictive against Borrower or the Consolidated Group as a whole than those set forth in Section 9, 10, or
Section 11, the Borrower shall promptly notify the Lead Agent and, if requested by the Majority Lenders, the Borrower and the Lead Agent shall promptly amend this Agreement and the other Loan Documents, as applicable, to include some or all of such more restrictive provisions as determined by the Majority Lenders in their sole discretion.

                  Section 10.13 No Other Negative Pledge. Borrower will not covenant or otherwise agree with any Person (other than the Lenders and Lead Agent pursuant to this Agreement), whether in connection with obtaining or modifying credit accommodations from such Person, or incurring other Indebtedness, or otherwise, to keep its unencumbered assets free of any or all liens, and Borrower will not permit any other member of the Consolidated Group to so covenant.

         Section 11 FINANCIAL COVENANTS.

         Borrower covenants and agrees that, so long as any portion of the Loans or any Letter of Credit is outstanding or the Lenders, the Swing Line Bank or the Issuing Banks have any obligation to make Advances or Swing Line Loans or issue Letters of Credit hereunder, respectively, Borrower will comply with all of the following:

                  Section 11.1 Maximum Revolver Amount. Borrower will not at any time cause or permit the sum of (i) the Outstanding Loans plus (ii) the Letters of Credit Exposure plus (iii) the Unfunded Completion Costs to exceed the Maximum Revolver Amount.

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                  Section 11.2 Minimum Adjusted Tangible Net Worth. Borrower
will not permit Adjusted Tangible Net Worth determined as of the end of any Fiscal Quarter to be less than the sum of the following:

                  (a) $575,000,000.00; plus

                  (b) an amount equal to fifty percent (50%) of the positive Net Income earned after July 1, 2002; plus

                  (c) an amount equal to seventy-five percent (75%) of the aggregate proceeds of Equity Offerings (net of equity substituted from proceeds of new equity) after the Effective Date.

                  Section 11.3 Total Debt to Adjusted Tangible Net Worth. Borrower will not permit the ratio of Total Debt to Adjusted Tangible Net Worth determined as of the end of any Fiscal Quarter to be greater than 2.25 to 1.

                  Section 11.4 EBITDA to Fixed Charges. Borrower will not permit the ratio of EBITDA to Fixed Charges to be less than 2 to 1. Compliance with this covenant shall be calculated on a rolling four (4) quarter basis and shall be tested as of the last day of each Fiscal Quarter.

                  Section 11.5 Expenditures to Revenue. Borrower will not permit the ratio of (a) the sum of (i) the cost of Properties purchased, plus (ii) development expenditures for Properties and Amenities (excluding expenditures by the Consolidated Group for either Units or for Construction Projects and expenditures funded by CDD Obligations), to (b) the sum of (i) revenue from the sale of Properties (excluding Units and Qualified Condominium Units), plus (ii) sales revenue from the Amenities and memberships in the Clubs, including Customer Deposit Liabilities, determined on a cash basis (exclusive of the costs of Amenities operations for such period), plus (iii) twenty-five percent (25%) of the sales revenue from Units and Qualified Condominium Units during the period of reference, to equal or exceed 1.20 to 1. Compliance with this covenant shall be calculated on a rolling four (4) quarter basis and shall be tested as of the last day of each Fiscal Quarter. For purposes of this Section 11.5, sales revenue shall be as reported on the audited financial statements of Borrower as prepared in accordance with the provisions of Section 9.4. Capitalized interest and corporate general administration expenses shall be excluded for purposes of calculation of expenditures in this Section 11.5. Notwithstanding the foregoing, compliance with the covenant contained in this Section 11.5 shall only be required if calculation of the covenant in Section 11.3 above results in a leverage ratio in excess of 1.85 to 1.

                  Section 11.6 Unsold Units in Production. Borrower will not permit the number of Unsold Units as of the end of any Fiscal Quarter to exceed thirty-five percent (35%) of the aggregate number of Unit sales for the immediately preceding four (4) Fiscal Quarters.

         Section 12 EVENTS OF DEFAULT; ACCELERATION; REMEDIES.

                  Section 12.1 Events of Default; Acceleration. If any of the following events (an "Event of Default") shall occur and be continuing:

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                  (a) if Borrower or any other member of the Consolidated Group executing and delivering a Guaranty pursuant to Section 5.2 shall fail to pay any principal of or interest on the Loans, any Fees or any other amounts due and payable hereunder when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, which payment default, except for payments due at maturity, is not cured within three (3) days of the date due;

                  (b) if any member of the Consolidated Group shall fail to comply with any of the covenants contained in Section 9.6, Section 9.12, Section
9.14 and Section 10.13;

                  (c) if any member of the Consolidated Group shall fail to comply with any of the covenants contained in Section 9.4, Section 9.10, Section 9.11, Section 9.17, Section 9.18, Section 9.19, Section 10.1, Section 10.3,
Section 10.4, Section 10.5, Section 10.6, Section 10.7, Section 10.8, Section 10.9, Section 10.10, Section 10.11(c), Section 10.12, and Section 11.1 and such failure shall continue for ten (10) days after written notice of such failure has been given to Borrower by Lead Agent;

                  (d) if any member of the Consolidated Group shall fail to comply with any of its covenants contained in Section 9.2, Section 9.3, Section 9.5, Section 9.7, Section 9.8, Section 9.9, Section 9.13, Section 9.15, Section 9.16, Section 9.20, Section 10.11 (other than (c)), Section 11.2, Section 11.3,
Section 11.4 and Section 11.6 and such failure shall continue for thirty (30) days after written notice of such failure has been given to Borrower by Lead Agent;

                  (e) if any member of the Consolidated Group shall fail to comply with any of its covenants contained in Section 10.2 by (i) the filing of an involuntary lien or interest and such failure shall continue for forty-five
(45) days after written notice of such failure has been given to Borrower by Lead Agent, or (ii) the filing of a voluntary lien or interest (which shall not have a cure period);

                  (f) if any member of the Consolidated Group shall fail to perform any term, covenant or agreement contained herein (other than those specified in subsections (a) through (e) above or (q) below) and such failure shall continue for thirty (30) days after written notice of such failure has been given to Borrower by Lead Agent;

                  (g) if any representation or warranty of any member of the Consolidated Group in any Loan Document or in any document or instrument delivered pursuant to or in connection with this Agreement shall prove to have been false in any material respect upon the date when made or deemed made;

                  (h) if any member of the Consolidated Group shall fail to make payment or otherwise shall fail to observe or perform when due or within any applicable period of grace any term, covenant or agreement contained in any agreement by which any member of the Consolidated Group is bound, evidencing or securing borrowed money or other Indebtedness in a principal amount greater than $5,000,000.00 or any event or condition shall occur in respect of such Indebtedness, as would permit the holder or holders thereof or of any such Indebtedness to accelerate the maturity thereof or cause any of such Indebtedness to be repurchased, prepaid, defeased or redeemed or an offer to repurchase, prepay, defense or redeem such Indebtedness to be made; provided, that any non-recourse purchase money loans and any non-recourse loans to Joint Ventures shall be excluded from coverage by this Section 12.1(h);

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                  (i) if any one or more of the following shall occur as to any member of the Consolidated Group:

                           (i) the commencement by such member of a voluntary
case under Title 11 of the United States Code as from time to time in effect (the "Bankruptcy Code"), or by its authorizing, by appropriate proceedings of its board of directors, managing partner or other governing body, the commencement of such a voluntary case;

                           (ii) the filing by such member of an answer or other
pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under the Bankruptcy Code, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition;

                           (iii) the entry of an order for relief against such
member in any involuntary case commenced under the Bankruptcy Code;

                           (iv) the seeking of relief by such member as a debtor
under any applicable law, other than the Bankruptcy Code, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief;

                           (v) the entry of an order by a court of competent
jurisdiction (A) finding such member to be bankrupt or insolvent or (B) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors which remains undischarged and unstayed for more than thirty (30) days;

                           (vi) the entry of an order by a court of competent
jurisdiction assuming custody for, or appointing a receiver or other custodian for, all or a substantial part of such member's property which remains undischarged and unstayed for more than thirty (30) days; or

                           (vii) the making by such member of an assignment for
the benefit of its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property;

                  (j) if there shall remain in force, undischarged, unsatisfied, unstayed and unbonded, for more than thirty (30) days, whether or not consecutive, any final judgment against any member of the Consolidated Group which, with other outstanding final judgments, undischarged, unsatisfied, unstayed and unbonded for more than thirty (30) days against such Person(s) exceeds $2,500,000.00;

                  (k) if any member of the Consolidated Group shall default in the performance of any term, covenant or agreement contained in any Loan Document and such default shall continue beyond the applicable cure period therefor;

                  (l) if any Loan Document shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement,

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consent or approval of all of the Lenders; or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any Loan Document shall be commenced by or on behalf of any member of the Consolidated Group who is a party thereto; or any court or any other Governmental Authority of competent jurisdiction shall make a determination that, or shall issue a judgment, order, decree or ruling to the effect that any one or more of the Loan Documents or any one or more of the material obligations of any member of the Consolidated Group under any one or more of the Loan Documents are illegal, invalid or unenforceable in accordance with the terms thereof and no further appeal may be made regarding such judgment, order, decree or ruling;

                  (m) if an event of default shall have been declared by any Construction Lender and be continuing under such Construction Lender's Construction Loan Agreement beyond any applicable cure period;

                  (n) if Borrower or any Property Owner shall be indicted for a federal crime, a punishment for which could include the forfeiture of any of its assets;

                  (o) the occurrence of a Change of Control;

                  (p) if a default or event of default occurs and is continuing under any of the Senior Subordinated Notes or the Senior Notes; or

                  (q) if Borrower fails to comply with the covenant contained in
Section 11.5 and such failure shall continue for a period of one hundred eighty
(180) days after written notice of such failure has been given to Borrower by Lead Agent; provided, that Borrower and any other member of the Consolidated Group shall be prohibited from making any additional acquisitions of Properties during such cure period;

then, Lead Agent may, and upon the request of the Majority Lenders, shall by notice to Borrower terminate the Commitments under this Agreement, and upon such termination the Lenders shall have no further obligation to make Advances to Borrower, and may, and upon the request of the Majority Lenders, shall declare all amounts owing with respect to this Agreement, including, without limitation, the Loans and the Letters of Credit Exposure, to be, and they shall thereupon forthwith mature and become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the parties hereto; provided, that upon the occurrence of any Event of Default specified in Section 12.1(i), Lenders' Commitments hereunder shall immediately terminate and all such amounts shall become immediately due and payable automatically and without any requirement of notice from Lead Agent.

                  The cure periods contained herein are subject to the following terms and conditions:

                           (i) Lead Agent shall have the right to take all
actions it deems appropriate or necessary, notwithstanding the pendency of the cure period, if Lead Agent determines that an emergency condition creating imminent danger to life or property exists which is not being expeditiously acted upon by Borrower or other applicable member of the Consolidated Group;

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                           (ii) The applicable cure period is conditioned upon
Borrower ceasing and desisting, to the extent possible, from the action creating the Default, and Borrower consistently taking all actions necessary to cure the Default; and

                           (iii) No portion of the Properties which is the
subject of a Default or an Event of Default shall be included in the Borrowing Base during the pendency of such Default or Event of Default.

                           (iv) Without further action by the parties hereto,
any cure periods contained in the foregoing subsections of this Section 12.1 shall be automatically reduced to the shorter of the applicable cure periods contained in the documents relating to the Senior Notes and the Senior Subordinated Notes, and shall not extend beyond same.

                  Section 12.2 Remedies and Default Rate. No remedy herein conferred upon any Lender or Lead Agent is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Upon the occurrence of an Event of Default, the Obligations shall bear interest at the Default Rate.

                  Section 12.3 Proceeds. In the event that, following the occurrence or during the continuance of any Default or Event of Default, Lead Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any of the Loan Documents, such monies shall be distributed for application as follows:

                  (a) First, to the payment of, or (as the case may be) the reimbursement of the Lead Agent and the Lenders for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by Lead Agent and the Lenders in connection with the collection of such monies by Lead Agent and the Lenders, for the exercise, protection or enforcement by Lead Agent and the Lenders of all or any of the rights, remedies, powers and privileges of Lead Agent and the Lenders under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to Lead Agent and the Lenders against any taxes or liens which by law shall have, or may have, priority over the rights of Lead Agent and the Lenders to such monies, provided however, that any distribution to Lead Agent and the Lenders under this Section 12.3(a) shall be first made to Lead Agent for costs incurred by Lead Agent on behalf of Lenders, then pro rata to each Lender based on its respective Commitment Percentage;

                  (b) Second, to all other Obligations in such order or preference as Lead Agent and the Majority Lenders may determine; provided, however, that distributions in respect of such Obligations shall be made (i) first to repayment of Swing Line Loans; (ii) pari passu among Obligations with respect to Lead Agent's fee payable pursuant to Section 3.3 and all other Obligations; (iii) pari passu among Obligations with respect to the Loans and Letters of Credit, except that in the event that any Lender shall have wrongfully failed or refused to make an Advance under Section 2.7 and such failure or refusal shall be continuing, Advances made by other Lenders during the pendency of such failure or refusal shall be entitled to be repaid as to principal and accrued interest in priority to the other Obligations described in this Section 12.3(b); and (iv) Obligations owing to Lenders with respect to each type of Obligation such as interest, principal, fees and expenses,

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shall be made among Lenders pro rata; and provided, further that Lead Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable; and

                  (c) Third, the excess, if any, shall be returned to Borrower or to such other Persons as are entitled thereto.

         Section 13 SETOFF.

                  Any deposits or other sums credited by or due from any of Lenders to any member of the Consolidated Group and any securities or other property of any member of the Consolidated Group in the possession of such Lender in the accounts described in Section 5.3 above may, upon the consent of Lead Agent and the Majority Lenders, be applied to or setoff against the payment of Obligations of the Consolidated Group hereunder and under the other Loan Documents and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Consolidated Group to such Lender at any time after the occurrence and during the continuance of any Event of Default. Each of Lenders agrees with each other Lender that (a) if an amount to be setoff is to be applied to Indebtedness of Borrower or any other member of the Consolidated Group to such Lender, other than Indebtedness evidenced by the Notes held by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Lender, and (b) if such Lender shall receive from Borrower or any other member of the Consolidated Group, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross-action, enforcement of the claim evidenced by the Notes held by such Lender by proceedings against Borrower or any other member of the Consolidated Group at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of Lenders with respect to the Notes held by all of Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation, or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

          Section 14 EXPENSES. Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the agreements and instruments mentioned herein and delivered pursuant to this Agreement, (b) any taxes (including any interest and penalties in respect thereto) payable by Lead Agent or any of Lenders (other than taxes based upon Lead Agent's or any Lender's net income) on or with respect to the transactions contemplated by this Agreement, (c) the reasonable fees, expenses and disbursements of Lead Agent and Lead Agent's legal counsel incurred in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, and the administration of the Loans, which shall include but shall not be limited to all syndication costs and the costs to organize, plan, hold and attend periodic meetings of Lenders, (d) all reasonable

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expenses (including reasonable attorneys' fees and costs, which attorneys may be employees of any Lender or Lead Agent) incurred by any Lender, or Affiliates of Lender, or Lead Agent in connection with (i) the enforcement of or preservation of rights under any of the Loans Documents against Borrower or any other member of the Consolidated Group, or the administration thereof after the occurrence of a Default or Event of Default, and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to Lead Agent's or any Lender's relationship with any member of the Consolidated Group, and (e) all reasonable fees, expenses and disbursements of any Lender or Lead Agent incurred in connection with UCC searches and intangible property searches. Borrower shall not be charged any fees or costs, other than Lead Agent's Fee, and other fees described herein for the normal day to day administration of the Loans by Lead Agent (which shall include only services performed by Lead Agent's in-house employees), including the exchange of information between Lead Agent and Lenders.

                  Section 15 INDEMNIFICATION. Except for liability arising exclusively from the gross negligence or willful misconduct of Lead Agent, the Swing Line Bank, any Issuing Bank or any Lender, Borrower and the other members of the Consolidated Group agree to indemnify and hold harmless Lead Agent, the Swing Line Bank, the Issuing Bank and the Lenders, and all Affiliates thereof, and their respective officers, directors, employees, agents and advisors from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by Borrower or any other member of the Consolidated Group of a Letter of Credit or the proceeds of the Loans, (b) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of Borrower or any other member of the Consolidated Group, (c) Borrower or any other member of the Consolidated Group entering into or performing this Agreement or any of the other Loan Documents, or (d) with respect to Borrower or any other member of the Consolidated Group and their respective properties and assets, the violation of any Environmental Laws, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, Lenders and Lead Agent shall be entitled to select their own counsel and, in addition to the foregoing indemnity, Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of Borrower under this Section 15 are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. There shall be specifically excluded from the foregoing indemnification any claims, actions, suits, liabilities, losses, damages and expenses arising from disputes among Lenders with respect to the Loans or the Loan Documents. In the event that any such claims, actions, suits, liabilities, losses, damages and expenses involve both a dispute among Lenders and other matters covered by this indemnification provision, Lead Agent shall make a reasonable good faith allocation of all losses, damages and expenses incurred between Lenders' dispute and the other matters covered by this indemnification provision, which allocation by Lead Agent

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shall be final and binding upon the parties hereto. These indemnity obligations shall survive repayment of the Loans and other Obligations.

         Section 16 SURVIVAL OF COVENANTS, ETC. All covenants, agreements, representations and warranties made herein, in any of the Loan Documents or in any documents or other instruments delivered by or on behalf of Borrower or the other members of the Consolidated Group pursuant hereto and thereto shall be deemed to have been relied upon by Lenders and Lead Agent, notwithstanding any investigation made by any of them, and shall survive the making by Lenders of any of the Advances, and shall continue in full force and effect so long as any amount due under this Agreement remains outstanding and unpaid or any Lender has any obligation to make any Advances. The representations and warranties as to environmental matters set forth in Section 6.21 shall not terminate and shall survive the payment in full of the Loans.

         Section 17 AGENT; LEAD ARRANGER.

                  Section 17.1 Authorization. Lead Agent is authorized to take such action on behalf of each of Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to Lead Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by Lead Agent. The relationship between Lead Agent and Lenders is and shall be that of agent and principal only, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute Lead Agent as a trustee or fiduciary for any Lender.

                  Section 17.2 Employees and Agents. Lead Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. Lead Agent may utilize the services of such Persons as Lead Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by Borrower in accordance with and subject to the limitations of Section 15. Lead Agent may from time to time appoint such Persons as it desires to act on its behalf under this Agreement in such capacities and with such powers as it may specify. Lead Agent shall promptly notify Borrower of the appointment of any such Person and the capacity in which they are authorized to act on behalf of Lead Agent. Lead Agent may, upon giving written notice to Borrower, revoke the appointment of any such Person.

                  Section 17.3 No Liability. Neither Lead Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that Lead Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

                  Section 17.4 No Representations. Lead Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or

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any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of Borrower or other members of the Consolidated Group, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes. Lead Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. Lead Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to Lenders, with respect to the credit worthiness or financial condition of Borrower or other members of the Consolidated Group. Each Lender acknowledges that it has, independently and without reliance upon Lead Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

                  Section 17.5 Payments.

                  (a) A payment by Borrower to Lead Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute, as between the Borrower and Lender for whose benefit such payment was made, a payment to such Lender. Lead Agent agrees promptly to distribute to each Lender such Lender's pro rata share of payments received by Lead Agent for the account of Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

                  (b) If in the opinion of Lead Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making the distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by Lead Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to Lead Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

                  (c) Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Lender that fails (i) to make available to Lead Agent its pro rata share of any Advance or (ii) to comply with the provisions of Section 13 with respect to making dispositions and arrangements with the other Lenders, where such Lender's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of Lenders, in each case as, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent (a "Delinquent Lender") and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from Borrower, whether on account of the Outstanding Loans, unpaid reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of the Outstanding Loans. The Delinquent Lender

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hereby authorizes Lead Agent to distribute such payments to the nondelinquent
Lenders in proportion to their respective pro rata shares of the Outstanding Loans. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to the Outstanding Loans of the nondelinquent Lenders, Lenders' respective pro rata shares of the Outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. In the event Lead Agent is a Delinquent Lender, the Lenders may vote to remove Lead Agent upon written agreement of the Required Lenders and may vote to appoint a successor agent upon a vote of the Majority Lenders as set forth in Section 17.9 hereof.

                  Section 17.6 Holders of Notes. Lead Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

                  Section 17.7 Indemnity. Lenders ratably agree hereby to indemnify and hold harmless Lead Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which Lead Agent has not been reimbursed by Borrower as required by Section 15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or Lead Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by Lead Agent's willful misconduct or gross negligence.

                  Section 17.8 Agent as Lender. In its individual capacity as a Lender, Fleet shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Advances made by it, and as the holder of any of the Notes as it would have were it not also Lead Agent.

                  Section 17.9 Resignation. Lead Agent may resign at any time by giving sixty (60) days prior written notice thereof to Lenders and Borrower. In addition, the Required Lenders may remove the Lead Agent from its capacity as agent (i) in the event Lead Agent holds less than a $20,000,000.00 Commitment,
(ii) in the event of the Lead Agent's willful misconduct or gross negligence, or
(iii) in the event that the Lead Agent is in receivership, conservatorship or other similar proceeding in which the day-to-day activities of the Lead Agent are controlled or subject to approval by any applicable Governmental Authority having jurisdiction over the Lead Agent. Upon any such resignation or upon removal of Lead Agent as set forth in the preceding sentence or in Section 17.5 hereof, the Majority Lenders shall have the right to appoint a successor Lead Agent. Unless an Event of Default shall have occurred and be continuing, such successor Lead Agent shall be reasonably acceptable to Borrower. If no successor Lead Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Lead Agent's giving of notice of resignation, then the retiring Lead Agent may, on behalf of Lenders, appoint a successor Lead Agent, which shall be a financial institution whose debt obligations are rated not less than A-2 or its equivalent by Standard & Poor's Corporation. Upon the acceptance of any appointment as Lead Agent hereunder by a successor Lead Agent, such successor Lead Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Lead Agent, and the retiring Lead Agent

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shall be discharged from its duties and obligations hereunder. After any retiring Lead Agent's resignation, or removal in accordance with the provisions hereof, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Lead Agent.

                  Section 17.10 Notification of Defaults and Events of Default. Lead Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Lead Agent for the account of the Lenders, unless Lead Agent has received notice from a Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a "notice of default". Thereafter, Lead Agent shall promptly provide the Lenders with written notice of its receipt of any such notice.

                  Section 17.11 Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, Lead Agent shall, if
(a) so requested by the Majority Lenders and (b) the Lenders, or such portion thereof as may be acceptable to Lead Agent, have provided to Lead Agent such additional indemnities and assurances against expenses and liabilities as Lead Agent may reasonably request, proceed to enforce the provisions of the Loan Documents and exercise all or any such other legal and equitable and other rights or remedies as it may have. The Majority Lenders may direct Lead Agent in writing as to the exercise of such remedies. Lenders hereby agree to indemnify and hold Lead Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions. Lead Agent need not comply with any such direction to the extent that Lead Agent reasonably believes Lead Agent's compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

                  Section 17.12 Bankruptcy. In the event a bankruptcy or other insolvency proceeding is commenced by or against Borrower or any member of the Consolidated Group which has executed a Guaranty, Lead Agent shall have the sole and exclusive right to file and pursue a joint proof of claim on behalf of all Lenders. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings.

                  Section 17.13 Disclosure. Lead Agent hereby discloses to Lenders that it is an Affiliate of FleetBoston Investments, which owns an interest in CILP. Lenders hereby acknowledge: the foregoing disclosure and that FleetBoston Investments, as an owner of CILP, may take actions which may conflict with actions taken by Fleet as Lead Agent. Lenders agree that Lead Agent is hereby authorized by Lenders to continue in the capacity as Lead Agent and to fulfill the role of Lead Agent hereunder notwithstanding its affiliation with FleetBoston Investments, and that Fleet, as Lead Agent, will not be liable to Lenders for actions taken by FleetBoston Investments.

                  Section 17.14 Lead Arranger. Consolidated Group acknowledges and agrees that Fleet Securities, Inc. has acted as Lead Arranger in connection with the Loans. The relevant Lead Agent indemnification provisions contained herein shall also protect Lead Arranger.

                  Section 17.15 Documentation Agent and Co-Agents. The Documentation Agent and each Co-Agent acknowledge that Lead Agent is acting as "Lead Agent" under this Agreement

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and that neither the Documentation Agent nor any Co-Agent shall have any duties or responsibilities except those that may be requested from time to time by Lead Agent and accepted in writing by the Documentation Agent or either Co-Agent.

         Section 18 ASSIGNMENT.

                  Section 18.1 Conditions to Assignment by Lenders.

                  (a) Except as provided herein, each Lender may assign to one
(1) or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it, and the Notes held by it); provided that (i) Lead Agent shall have given its prior written consent to such assignment, which consent shall not be unreasonably withheld, (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender's rights and obligations under this Agreement, (iii) each assignment shall be in an amount that is at least $5,000,000.00 (provided that if the Eligible Assignee is not already a Lender, such assignment shall be in the amount of at least $10,000,000.00) and is a whole multiple of $1,000,000.00, unless otherwise consented to by Lead Agent, which consent shall not be unreasonably withheld, (iv) each Lender which is a Lender on the date hereof shall retain, free of any such assignment, an amount of its Commitment of not less than $10,000,000.00, unless it is assigning its entire Commitment, and (e) the parties to such assignment shall execute and deliver to Lead Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form attached hereto as Exhibit F (an "Assignment and Acceptance"), together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, but in no event prior to the recording of same in the Register, the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, shall have the rights and obligations of a Lender hereunder, and the assigning Lender shall, to the extent provided in such assignment and upon payment to Lead Agent of the registration fee referred to in
Section 18.3, be released from its further obligations under this Agreement with respect to the interest assigned.

                  (b) Any Lender may at any time assign or pledge its Commitment or Note or any portion of its rights under the Loan Documents to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341, and, with Lead Agent's consent, any Lender may at any time assign or pledge all or any portion of its rights under this Agreement to an Eligible Assignee to secure such Lender's indebtedness, in each case without the prior written consent of Borrower, provided that each such assignment shall be made in accordance with applicable law, and no such assignment shall release a Lender from any of its obligations hereunder. In order to facilitate any such assignment, Borrower shall, at the request of the assigning Lender, duly execute a registered promissory note or notes evidencing the Obligations made or extended to Borrowers by the assigning Lender hereunder, provided that the assignment is otherwise in compliance with the terms hereof.

                  (c) Each Lender may sell participations to one or more banks or other entities in all or a portion of such Lender's rights and obligations under this Agreement and the other

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
Loan Documents; provided that (i) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrower,
(ii) such participation shall not entitle such participant to any rights or privileges under this Agreement or the Loan Documents, including, without limitation, the right to approve waivers, amendments or modifications, (iii) such participant shall have no direct rights against the Borrower or any other member of the Consolidated Group, and (iv) such sale is effected in accordance with all Applicable Laws.

                  Section 18.2 Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment and Acceptance, the parties to the Assignment and Acceptance thereunder confirm to and agree with each other and the other parties hereto as follows: (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto; (b) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower and the other members of the Consolidated Group or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by Borrower, the other members of the Consolidated Group or any other Person primarily or secondarily liable in respect of any of the Obligations or any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto; (c) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 6.6 and Section 9.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (d) such assignee will, independently and without reliance upon the assigning Lender, Lead Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (e) such assignee represents and warrants that it is an Eligible Assignee; (f) such assignee appoints and authorizes Lead Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Lead Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender; (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; and (i) such assignee represents that it is acquiring the portion of the Loans assigned to it pursuant to the Assignment and Acceptance for investment only and not with a view to or with any intention to resell, distribute, subdivide or fractionalize such portion in whole or in part, or grant any participation therein.

                  Section 18.3 Register. Lead Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of Lenders and the Commitment Percentages of, and principal amount of the Advances owing to Lenders from time to time as a condition to the effectiveness thereof. All assignments of any portion of the Loans or Commitments must be reported to Lead Agent to permit registration in the Register. The entries in the Register shall be conclusive, in the absence

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of manifest error, and Borrower, Lead Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, (i) the assigning Lender agrees to pay to Lead Agent a registration fee in the sum of $5,000.00 and (ii) Lead Agent will deliver a copy of the Register to Borrower.

                  Section 18.4 New Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, Lead Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to Borrower and Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice, Borrower, at its own expense, shall execute and deliver to Lead Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has maintained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the Notes delivered at the time of execution of this Agreement. Within five (5) Business Days upon request, following issuance of any new Notes pursuant to this Section 18.4, Borrower shall deliver an opinion of counsel, addressed to Lenders and Lead Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity, enforceability and binding effect thereof and the applicability of the Guaranties to the new Note. The surrendered Notes shall be canceled and returned to Borrower.

                  Section 18.5 No Assignment by Borrower. Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders.

                  Section 18.6 Disclosure. Each Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by Borrower and provided to it by Borrower, or by Lead Agent on Borrower's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Lender, or (ii) was or becomes available on a non-confidential basis from a source other than Borrower, provided that such source is not bound by a confidentiality agreement with Borrower known to the Lender; provided, however, that any Lender may disclose such information (a) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such Governmental Authority; (b) pursuant to subpoena or other court process; (c) when required to do so in accordance with the provisions of any applicable requirement of law; (d) to the extent reasonably required in connection with any litigation or proceeding to which Lead Agent, any Lender or their respective Affiliates may be party; (e) to the extent reasonably required in connection with the exercise of

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any remedy hereunder or under any other Loan Document; (f) to such Lender's independent auditors and other professional advisors; (g) to any participant or assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of Lenders hereunder, and (h) as to any Lender, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which Borrower is party or is deemed party with such Lender.

                  Section 18.7 Withholding Tax.

                  (a) If any Lender is a "foreign corporation, partnership or trust" within the meaning of the Code and such Lender claims exemption from, or a reduction of, United States withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of Lead Agent, to deliver to Lead
Agent:

                           (i) if such Lender claims an exemption from, or a
reduction of, withholding tax under a United States tax treaty, properly completed IRS Form 1098 W8-BEN or Form 1098 W8-ECI before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

                           (ii) if such Lender claims that interest paid under
this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two
(2) properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement, and IRS Form W-9;

                           (iii) such other form or forms as may be required
under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax; and

                           (iv) in the case of any Lender claiming exemption
from United States withholding tax under Sections 871(b) or 881(c) of the Code, with respect to payments of "Portfolio Interest," a Form W-8, or any subsequent versions thereof or successors thereto, and if the Lender delivers a Form W-8, a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a ten percent (10%) shareholder (within the meaning of Section 871(h)(3)(b) of the Code) of Borrower or any Subsidiary thereof, and is not a controlled foreign corporation related to Borrower or any of its Subsidiaries (within the meaning of Section 864(d)(4) of the Code).

Each such certificate and form shall be properly completed and duly executed by such Lender claiming complete exemption from a reduced rate of United States withholding tax on payments by Borrower under this Agreement and other Loan Documents. Each Lender agrees to promptly notify Lead Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

                  (b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1098 W8-BEN or Form 1098 W8-ECI,

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
and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender, such Lender agrees to notify Lead Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender. To the extent of such percentage amount, Lead Agent will treat such Lender's IRS Form 1098 W8-BEN or Form 1098 W8-ECI as no longer valid.

                  (c) If any Lender claiming exemption from United States withholding tax by filing IRS Form 4224 with Lead Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

                  (d) If any Lender is entitled to a reduction in the applicable withholding tax, Lead Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by
Section 18.7(a) above are not delivered to Lead Agent, then Lead Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

                  (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Lead Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Lead Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify Lead Agent fully for all amounts paid, directly or indirectly, by Lead Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Lead Agent under this Section 18.7, together with all costs and expenses (including reasonable attorneys' fees and legal expenses). The obligation of Lenders under this subsection (e) shall survive the payment of all Obligations and the resignation or replacement of Lead Agent.

                  (f) Certain Lenders that may enter into this Agreement from and after even date may be unable to comply with the indemnity provision of
Section 18.7(e). In the event that Lead Agent agrees in the applicable Assignment and Acceptance for any subsequent Lender, then such Lender shall be governed by and shall comply with the provisions of this Section 18.7(f) rather than Section 18.7(e). In addition to any other rights of offset contained in this Agreement or under any applicable law, in the event that any amounts would otherwise be covered by an indemnity under Section 18.7(e) from such Lenders, such as United States withholding tax due and payable and any penalties or interest with respect thereto and fees and expenses of collection, then in such event, Lead Agent shall be authorized to offset any such amounts against the amounts payable to such Lenders hereunder until otherwise indemnified amounts are fully paid. The right of offset contained herein shall be in addition to and shall not limit or otherwise waive or diminish any right or remedy that Lead Agent may have against such Lenders under any applicable law.

         Section 19 NOTICES, ETC.

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                  Except as otherwise expressly provided in this Agreement, all notices and other communications made or required to be given pursuant to this Agreement or the other Loan Documents shall be in writing and shall be (i) delivered in hand, (ii) mailed by United States registered or certified first-class mail, postage prepaid, or (iii) sent by telegraph or telex and confirmed by letter mailed on the same Business Day, or (iv) sent by Federal Express or other nationally recognized overnight delivery service, addressed as follows:

                  (a) if to Borrower or any other member of the Consolidated
Group:

                         WCI Communities, Inc.
                         24301 Walden Center Drive
                         Bonita Springs, Florida 34134
                         Attention: Steven C. Adelman
                                    Vivien Hastings, Esq.

                  (b) if to Lead Agent:

                         Fleet National Bank
                         100 Federal Street (MADE10307C)
                         Boston, Massachusetts 02110
                         Attn: Real Estate Division

                         with a copy to:

                         Fleet National Bank
                         115 Perimeter Center Place
                         Suite 500
                         Atlanta, Georgia 30346
                         Attn: Steven P. Selbo, Director

                         and a copy to:

                         Paul, Hastings, Janofsky & Walker LLP
                         600 Peachtree Street, N.E.
                         Suite 2400
                         Atlanta, Georgia 30308
                         Attn: Julian D. Nealy, Esq.


                  (c) if to any Lender, at such Lender's address set forth on
Schedule 1.0;

or such other address for notice as each such party shall last have furnished in writing to the person giving the notice. Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer, (ii) if sent by registered or certified first-class mail, postage prepaid, upon the earlier of the date of receipt or five (5) Business Days after the posting thereof, (iii) if sent by telex or cable, on the Business Day such telex or cable is dispatched, and (iv) the next Business Day for the overnight courier service is sent by overnight courier service. Refusal of delivery shall be deemed to constitute a delivery.


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         Section 20 MISCELLANEOUS.

                  The rights and remedies herein expressed are cumulative and not exclusive of any other rights which the parties would otherwise have. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one (1) such counterpart signed by the party against whom enforcement is sought.

         Section 21 ENTIRE AGREEMENT, ETC.

                  This Agreement, together with the other Loan Documents and any other documents executed in connection herewith or therewith, expresses the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except as provided in
Section 22.

         Section 22 CONSENTS, AMENDMENTS, WAIVERS, ETC.

                  (a) Except as otherwise expressly provided in this Section 22(b) or elsewhere in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other Loan Document or instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any other member of the Consolidated Group of any terms of this Agreement or the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Majority Lenders.

                  (b) Notwithstanding the foregoing, the following specific approval procedures shall be applicable as follows:

                           (i) none of the following may occur without the
written consent of each affected Lender: a decrease in the rate of interest on the Notes; a change in the amount of the Commitments of the Lenders (except as provided in Section 2.2); a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon or Fee payable under this Agreement or the other Loan Documents; the postponement of any date fixed for any payment of principal of or interest on the Loans or an extension of the Maturity Date (except as provided in Section 2.10); a change in the manner of distribution of any payments to the Lenders or the Lead Agent; the release of Borrower or any member of the Consolidated Group from its respective Obligations, except as otherwise provided herein; an amendment of the definition of Majority Lenders or Required Lenders; any modification to require a Lender to fund a pro rata share of a request for an Advance made by Borrower other than based on its Commitment Percentage; an amendment of this Section 22 or any other provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders or the Majority Lenders or the Required Lenders to require a lesser number of Lenders to approve such action; or an increase in the advance rate in respect of any

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category of asset of the Borrowing Base or the addition of any new category of asset to the Borrowing Base or any change or modification to the definition of any category of asset in the Borrowing Base (other than any change the effect of which is to make a ministerial clarification of such definition).

                           (ii) the provisions and requirements of Section 9.2,
Section 9.3, Section 9.8, Section 9.10 (for amounts equal to or less than $2,500,000.00), Section 9.19, Section 9.20, and Section 10.6 may be waived, suspended or modified by Lead Agent;

                           (iii) the provisions and requirements of Section 9.4,
Section 9.5, Section 9.7, Section 9.9, Section 9.10 (for amounts in excess of $2,500,000.00), Section 9.11, Section 9.12, Section 9.13, Section 9.14, Section 9.15, Section 9.17, Section 9.18, Section 10.1, Section 10.2, Section 10.3,
Section 10.4, Section 10.5, Section 10.7, Section 10.8, Section 10.9, Section 10.10, and Section 10.12 shall not be waived, suspended or modified without the written consent of the Majority Lenders;

                           (iv) the provisions and requirements of Section 9.6,
Section 9.16, Section 10.11, Section 10.13, and Section 11 shall not be waived, suspended or modified without the written consent of the Required Lenders;

                           (v) the amount of the Origination Fee and Lead
Agent's Fee payable for Lead Agent's account and Section 17 may not be amended without the written consent of Lead Agent;

                           (vi) any provisions of this Agreement relating to
Swing Line Loans may not be amended without the written consent of the Swing Line Bank; and

                           (vii) any provisions of this Agreement relating to
Letters of Credit may not be amended without the written consent of the Issuing Bank.

                  (c) No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of Lead Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon Borrower shall entitle Borrower to other or further notice or demand in similar or other circumstances.

         Section 23 GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.

         THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF GEORGIA AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SUCH STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF GEORGIA OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 19. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY

SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT
COURT.

         Section 24 SEVERABILITY.

                  In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such provision to the extent the same shall have been invalid, illegal or unenforceable had never been contained herein. The parties hereto agree that they will negotiate in good faith to replace any provision held to be invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

         Section 25 WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

         EACH OF THE BORROWER, THE LEAD AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, EACH OF THE BORROWER, THE LEAD AGENT AND THE LENDERS HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES OR CONSEQUENTIAL DAMAGES. BORROWER CERTIFIES THAT NO REPRESENTATIVE, LEAD AGENT OR ATTORNEY OF ANY LENDER OR THE LEAD AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE LEAD AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE LEAD AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 25.

         Section 26 RIGHTS OF THIRD PARTIES.

                  All conditions to the performance of the obligations of Lead Agent and Lenders under this Agreement, including the obligation to make Advances, are imposed solely and exclusively for the benefit of Lead Agent and Lenders. No other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lead Agent and Lenders will refuse to make Advances in the absence of strict compliance with any or all conditions. No other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions. Any and all of the conditions may be freely waived, in whole or in part, by Lead Agent and Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, Lead Agent and Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by the Property Owners of the Projects.

         Section 27 RELATIONSHIP.

                  The relationship between Lenders and Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

         Section 28 TIME OF THE ESSENCE.

                  Time is of the essence of this Agreement.

         Section 29 SUCCESSORS AND ASSIGNS.

                  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.


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
                  IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered under seal as of the date first set forth above.


                                  WCI COMMUNITIES, INC., a Delaware
                                  corporation

                                  By:________________________________
                                  Name:______________________________
                                  Title:_____________________________

                                  FLEET NATIONAL BANK, individually and
                                  as Lead Agent

                                  By:_________________________________
                                  Name:  Steven P. Selbo
                                  Title: Director

                                  FLEET SECURITIES, INC., as Lead Arranger

                                  By:________________________________
                                  Name:______________________________
                                  Title:_____________________________

                                  WACHOVIA BANK, N.A., individually and
                                  as Syndication Agent and Co-Lead Arranger

                                  By:_________________________________
                                  Name:   James S. Howard
                                  Title:  Senior Vice President

                                  AMSOUTH BANK, an Alabama state
                                  chartered bank

                                  By:___________________________________
                                  Name:   Sean Davis
                                  Title:  Vice President

                                  SUNTRUST BANK

                                  By:___________________________________
                                  Name:   Michael Durkin
                                  Title:  First Vice President

                                  COMERICA BANK, a Michigan banking
                                  corporation

                                  By:_________________________________
                                  Name:  George W. Jennings
                                  Title: First Vice President

                                  FIFTH THIRD BANK, FLORIDA

                                  By:_________________________________
                                  Name:  Frederick Williams
                                  Title: Vice President

                                  BANKUNITED, F.S.B., a Federal savings bank

                                  By:___________________________________
                                  Name:  Clay Wilson
                                  Title: Senior Vice President

                                  GUARANTY BANK, a Federal Savings Bank

                                  By:____________________________________
                                  Name:   Atila Ali
                                  Title:  Vice President

                                  UBS AG, Stamford Branch

                                  By:____________________________________
                                  Name:__________________________________
                                  Title:_________________________________


                                  By:____________________________________
                                  Name:__________________________________
                                  Title:_________________________________

                                  SOVEREIGN BANK

                                  By:____________________________________
                                  Name:  T. Gregory Donohue
                                  Title: Vice President

                                  COMPASS BANK

                                  By:_____________________________________
                                  Name:  Johanna Duke Paley
                                  Title: Senior Vice President

                                  CREDIT SUISSE FIRST BOSTON
                                  CAYMAN ISLANDS BRANCH

                                  By:___________________________________
                                  Name:  William O'Daly
                                  Title:________________________________

                                  DEUTSCHE BANK TRUST COMPANY AMERICAS

                                  By:____________________________________
                                  Name:  Greg Shefrin
                                  Title: Director

                                  SCHEDULE 1.0

                              BANKS AND COMMITMENTS


NAME AND ADDRESS                           COMMITMENT         COMMITMENT PERCENTAGE
FLEET NATIONAL BANK
100 Federal Street                       $50,000,000.00         14.285714285714%
Boston, Massachusetts 02110
Attn:  Real Estate Division

Fleet National Bank
115 Perimeter Center Place, NE
Suite 500
Atlanta, Georgia 30346
Attn:  Steven P. Selbo
steven selbo@fleet.com
Phone: (770) 390-6522
Fax:   (770) 390-8434

WACHOVIA BANK, N.A.                      $45,000,000.00         12.857142857143%
1900 Summit Tower Blvd.
Orlando, Florida 32801
Attn:  Kevin VanDeventor
kevin.van deventor@wachovia.com
Phone:  (407) 916-6017
Fax:    (407) 916-6016

GUARANTY BANK                            $40,000,000.00         11.428571428571%
8333 Douglas Avenue
Dallas, TX 75225
Attn:  Atila Ali
atila.ali@guarantygroup.com
Phone:  (214) 360-1913
Fax:    (214) 360-2624

UBS AG, STAMFORD BRANCH                  $30,000,000.00          8.571428571429%
677 Washington Blvd.
Stamford, Connecticut 06901
Attn:  Luke Goldsworthy
luke.goldsworthy@ubsw.com
Phone:  (203) 719-0481
Fax:    (203) 719-4176

AMSOUTH BANK                             $25,000,000.00          7.142857142857%
Feather Sound Corporate Center
Building 1, Suite 610
13535 Feather Sound Drive
Clearwater, Florida 33762
Attn:  Sean Davis
sdavis@amsouth.com
Phone:  (727) 571-8638
Fax:    (727) 572-4896

SOVEREIGN BANK                           $25,000,000.00          7.142857142857%
75 State Street
MA1 SST 04 11
Boston, Massachusetts 02109
Attn:  T. Gregory Donohue
tdonohue@sovereignbank.com
Phone:  (617) 757-5578
Fax:    (617) 757-5653

SUNTRUST BANK                            $20,000,000.00          5.714285714286%
12751 New Brittany Blvd.
4th Floor
Fort Myers, Florida 33907
Attn:  Michael Durkin
michael.durkin@suntrust.com
Phone:  (239) 277-2588
Fax:    (239) 277-2576

BANKUNITED, F.S.B.                       $20,000,000.00          5.714285714286%
255 Alhambra Circle
Coral Gables, Florida 33134
Attn:  Clay Wilson
cwilson@bankunitedfla.com
Phone:  (305) 569-4250
Fax:    (305) 461-6879

COMERICA BANK                            $20,000,000.00          5.714285714286%
Comerica Bank.
100 NE 3rd Avenue, Suite 200
Ft. Lauderdale, FL 33301
Attn:  George W. Jennings
george w jennings@comerica.com
Phone:  (954) 468-0661
Fax:    (954) 468-0664

FIFTH THIRD BANK, FLORIDA                $20,000,000.00          5.714285714286%
2017 McGregor Blvd.
Ft. Myers, Florida 33901
Attn:  Frederick Williams
rick.williams@53.com
Phone:  (239) 334-2119
Fax:    (239) 334-6203

DEUTSCHE BANK TRUST COMPANY AMERICAS     $15,000,000.00          4.285714285714%
31 West 52nd Street
New York, New York 10019
Attn:  Gregory Shefrin
gregory.shefrin@db.com
Phone:  (646) 324-2189
Fax:    (646) 324-7456

CREDIT SUISSE FIRST BOSTON               $15,000,000.00          4.285714285714%
CAYMAN ISLANDS BRANCH
Eleven Madison Avenue
New York, New York 10010
Attn:  William O'Daly
william.o'daly@csfb.com
Phone:  (212) 325-1986
Fax:    (212) 325-8314

COMPASS BANK                             $15,000,000.00          4.285714285714%
15 South 20th Street
15th Floor
Birmingham, Alabama 35233
Attn:  Johanna Duke Paley
mjd@compassbnk.com
Phone:  (205) 297-3851
Fax:    (205) 297-7994

FLEET NATIONAL BANK                      $10,000,000.00          2.857142857143%
100 Federal Street
Boston, Massachusetts 02110
Attn:  Real Estate Division

Fleet National Bank
115 Perimeter Center Place, NE
Suite 500
Atlanta, Georgia 30346
Attn:  Steven P. Selbo
steven selbo@fleet.com
Phone:  (770) 390-6522
Fax:    (770) 390-8434

            Total:                       $350,000,000.00       100.0000000000%


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